Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

Sorrento Therapeutics, Inc.,

a Delaware corporation;

SP Merger Sub, Inc.,

a Delaware corporation;

SmartPharm Therapeutics, Inc.,

a Delaware corporation;

and

John C. Thomas, Jr., as the Stockholders’ Representative

Dated as of August 20, 2020

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Page

11.12 Amendments	62

11.13 Severability	62

11.14 Parties in Interest	62

11.15 Waiver of Jury Trial	62

11.16 Company Disclosure Schedule	62

11.17 Entire Agreement	62

11.18 Construction	63

Exhibit A Certain Definitions	A-1

Exhibit B Form of Joinder Agreement	B-1

Exhibit C Non-Competition Agreement	C-1

Exhibit D Form of General Release	D-1

Exhibit E Form of Written Consent	E-1

Exhibit F Form of Certificate of Merger	F-1

Exhibit G Form of Escrow Agreement	G-1

Exhibit H Form of Lock-up Agreement	H-1

Exhibit I Form of Selling Stockholder Questionnaire	I-1

Exhibit J Example Statement of Net Working Capital	J-1

Schedule 1 Parties to Non-Competition Agreements and General Releases	Schedule 1

Schedule 1.8 Certified Closing Report Information	Schedule 1.8

Schedule 5.1 Consents	Schedule 5.1

Schedule 5.4 Offered Employees	Schedule 5.4

Schedule 6.5 Required Consents	Schedule 6.5

Schedule 6.6(l) Terminated Arrangements	Schedule 6.6(l)

Schedule 9.2(i) Specified Indemnities	Schedule 9.2(i)

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into as of August 20, 2020, by and among Sorrento Therapeutics, Inc., a Delaware corporation (“Parent”); SP Merger Sub, Inc., a Delaware corporation (“Merger Sub”); SmartPharm Therapeutics, Inc., a Delaware corporation (the “Company”); and John C. Thomas, Jr. (the “Stockholders’ Representative”), as representative of the Stockholders. Certain other capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.                 Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B.                 This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company. The respective boards of directors of Merger Sub and the Company have each determined that the Merger is advisable and in the best interests of their respective stockholders, and such boards of directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement. The board of directors of Parent has determined that the issuance of shares of Parent Common Stock pursuant to this Agreement is advisable and in the best interests of its stockholders, and has approved the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

C.                 Concurrently with the execution and delivery of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, (i) certain Stockholders have executed and delivered a joinder agreement in substantially the form attached hereto as Exhibit B (the “Joinder Agreement”), and (ii) an accredited investor questionnaire, in a form reasonably satisfactory to Parent, certifying, among other things, as to such Person’s status as an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act (the “Investor Questionnaire”).

D.                 As a material inducement to the willingness of Parent to enter into this Agreement, prior to the Closing (as defined below), the individuals identified on Schedule 1 shall enter into (i) non-competition agreements to be effective as of the Effective Time and substantially in the form attached hereto as Exhibit C (the “Non-Competition Agreements”), and (ii) general releases to be effective as of the Effective Time and substantially in the form attached hereto as Exhibit D (the “General Releases”).

E.                  Prior to the earlier of (i) twenty-four (24) hours following the execution of this Agreement, and (ii) 9:00 a.m. (Pacific Time) on the date of execution of this Agreement if such execution occurs prior to that time, the Company will deliver a written consent of the Stockholders in the form attached hereto as Exhibit E (collectively, the “Written Consent”) executed by holders of a number of issued and outstanding shares of Company Capital Stock sufficient to approve the Merger.

Agreement

The parties to this Agreement, intending to be legally bound, hereby agree as follows:

1.	Description of Transaction

1.1               Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2                Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3                Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul Hastings LLP, 1117 S. California Avenue, Palo Alto, California 94304 at 10:00 a.m. (Pacific Time) on a date to be designated by Parent as soon as practicable, but no later than five (5) Business Days following satisfaction or waiver of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger, substantially in the form attached hereto as Exhibit F and conforming to the requirements of the DGCL (the “Certificate of Merger”), shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later date or time as Parent and the Company may mutually agree and include in the Certificate of Merger (the “Effective Time”).

1.4               Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a)                the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be such name as Parent may designate);

(b)               the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c)                the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time, together with such additional individuals as Parent may designate.

1.5                Effect on Company Capital Stock; Other Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a)                any shares of Company Capital Stock then held by the Company (or held in the Company’s treasury) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b)                any shares of Company Capital Stock then held by Parent, Merger Sub or any other Subsidiary of Parent shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor (all such shares of Company Capital Stock cancelled and retired and ceasing to exist pursuant to Section 1.5(a) and this Section 1.5(b), the “Cancelled Shares”);

(c)                each share of the common stock (par value $0.0001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Corporation;

(d)               except as provided in clauses (a) and (b) above, subject to Sections 1.8, 1.9, and 1.10, as applicable, each share of Company Preferred Stock (excluding for these purposes Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into the right of the holder to receive the Per Share Stock Preference;

(e)               except as provided in clauses (a) and (b) above, subject to Sections 1.8, 1.9, and 1.10, as applicable, each share of Company Common Stock (excluding for these purposes Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into the right of the holder to receive the Per Share Stock Participation; and

For purposes of this Agreement:

“Aggregate Available Parent Common Stock” means the number of shares of Parent Common Stock equal to the sum of (a) the Aggregate Preferred Stock Preference and (b) the Aggregate Common Stock Participation.

“Aggregate Common Stock Participation Consideration” means the difference obtained by subtracting (a) the Aggregate Preferred Stock Preference Consideration from (b) the Closing Merger Consideration. Notwithstanding the foregoing, in no event shall the value of the Aggregate Common Stock Participation Consideration be less than zero.

“Aggregate Common Stock Participation” means the quotient obtained by dividing (a) Aggregate Common Stock Participation Consideration by (b) the Parent Stock Price.

“Aggregate Preferred Stock Preference Consideration” means the product obtained by multiplying (a) the Company Preferred Stock Preference Rate by (b) the total number of shares of Company Preferred Stock, not to exceed 3,508,995 shares. Notwithstanding the foregoing, in no event shall the value of the Aggregate Preferred Stock Preference Consideration exceed the value of the Closing Merger Consideration.

“Aggregate Preferred Stock Preference” means the quotient obtained by dividing (a) the Aggregate Preferred Stock Preference Consideration by (b) the Parent Stock Price.

“Base Consideration” means $19,368,664.

“Company Preferred Stock Preference Rate” means an amount equal to the lesser of (a) $3.00, and (b) the Floating Preferred Stock Preference Rate.

“Floating Preferred Stock Preference Rate” means an amount equal to the quotient obtained by dividing (i) the Closing Merger Consideration by (ii) the total number of shares of Company Preferred Stock, not to exceed 3,508,995 shares.

“Liquidation Preference” means the number of fractional shares of Parent Common Stock equal to $3.00.

“Parent Stock Price” means the average of the volume weighted average closing price per share of the Parent Common Stock, as reported on the NASDAQ stock market, for the 11 consecutive trading days’ period beginning five (5) trading days preceding the date hereof and ending five (5) trading days following the date hereof; provided that in no event shall the Parent Stock Price be less than 80% of the closing price per share of the Parent Common Stock, as reported on the NASDAQ stock market on the date hereof, nor greater than 120% of the closing price per share of the Parent Common Stock, as reported on the NASDAQ stock market on the date hereof.

“Per Share Stock Participation” means the number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the Aggregate Common Stock Participation by (b) the total number of shares of Company Common Stock.

“Per Share Stock Preference” means the number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the Aggregate Preferred Stock Preference by (b) the total number of shares of Company Preferred Stock.

(f)                 each (i) outstanding option, subscription, call, warrant or right to purchase or acquire Company Capital Stock, whether vested or unvested, (ii) outstanding security, instrument, or obligation that is or may become convertible into or exchangeable for any Company Capital Stock, or (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any of its capital stock or any other securities of the Company, shall, to the fullest extent permitted by law, be cancelled, terminated, and of no further effect. The Company shall, prior to the Closing, take all actions as may be required to effect the foregoing cancellations and terminations.

1.6                Unaccredited Investors. Notwithstanding any provisions of this Agreement to the contrary, in the event Parent believes in its reasonable discretion that a Stockholder is not an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, Parent may determine in its discretion, to be exercised in good faith, to pay the portion of the Closing Merger Consideration (as it may be adjusted pursuant to Section 1.8) that would otherwise be due under this Agreement to such Stockholder (or, in the case of contributions to or distributions from the Escrow Fund, be contributed on such Stockholder’s behalf or released to such Stockholder) in the form of cash only, and not in the form of Parent Common Stock, with the amount of cash to be paid in lieu of any such Parent Common Stock or deposited with the Escrow Agent pursuant to Section 1.10 with respect thereto to be calculated based on the Parent Stock Price.

1.7                Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and each certificate representing any such Company Capital Stock (each, a “Company Stock Certificate”) shall thereafter represent the right to receive the consideration referred to in Sections 1.8 and 1.9; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Company Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be physically cancelled and shall be exchanged as provided in Section 1.9.

1.8               Purchase Price Adjustment.

(a)                Adjustments at Closing; Closing Merger Consideration; Certified Closing Report.

(i)                 Subject to adjustment in accordance with Section 1.8(b), the value of the Aggregate Available Parent Common Stock payable by Parent pursuant to this Section 1 shall be an amount in Dollars (the “Closing Merger Consideration”) equal to:

(1)                the Base Consideration;

(2)                plus the Net Working Capital Adjustment Amount;

(3)                minus the estimated Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”);

(4)               minus the estimated Closing Date Transaction Expenses (which shall include all amounts set forth in the Invoices) (the “Estimated Closing Date Transaction Expenses”); and

(5)                minus the Stockholders’ Representative Reserve Fund; and

(6)                plus the Closing Date Cash, which Closing Date Cash shall not be less than the sum of (I) the aggregate amount of all Estimated Closing Date Transaction Expenses and (II) the Stockholders’ Representative Reserve Fund.

(ii)               At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a spreadsheet containing the information set forth on Schedule 1.8(a)(ii), together with a certificate duly executed on behalf of the Company by the chief executive officer of the Company certifying that all of the information contained therein is accurate and complete (and in the case of Dollar amounts, properly calculated in accordance with this Agreement) as of the Closing (such spreadsheet, together with the accompanying certificate, the “Certified Closing Report”). The Company shall make available such personnel as are reasonably necessary to assist Parent in its review of the Certified Closing Report.

(iii)             The parties agree that the Company shall be responsible for the accuracy and completeness of the Certified Closing Report, that Parent and Merger Sub shall be entitled to rely on the Certified Closing Report in making payments under this Section 1, and that Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Certified Closing Report.

(iv)              For avoidance of doubt, the Escrow Shares (or cash issued in lieu thereof) to be issued pursuant to the terms of this Agreement shall be delivered to the Escrow Agent solely from the aggregate number of shares of Parent Common Stock issuable to the holders of Company Common Stock pursuant to the terms hereof and in no event shall the holders of Company Preferred Stock have any obligation to contribute any shares of Parent Common Stock (or cash in lieu thereof) to the Escrow Fund; provided, however, that the foregoing shall not otherwise effect the indemnification or other obligations of the holders of Company Preferred Stock hereunder, whether pursuant to Section 1.8(b), Section 9, or otherwise.

(b)                Post-Closing Adjustment.

(i)                 Post-Closing Statement. No later than 90 days after the Closing Date, Parent or its representatives shall prepare and deliver to the Stockholders’ Representative a written statement (the “Post-Closing Statement”), setting forth (A) an unaudited balance sheet as of the Closing Date, prepared in accordance with GAAP, (B) Parent’s calculation of (1) the Net Working Capital, (2) the Closing Date Cash, (3) the Closing Date Transaction Expenses, and (4) the Closing Date Indebtedness, and (C) Parent’s calculation of any necessary adjustment to the Closing Merger Consideration in accordance with Section 1.8(b)(iv), if any. Upon receipt of the Post-Closing Statement, the Stockholders’ Representative (and to the extent reasonably requested, its accountants) will be given reasonable access upon reasonable notice to the Company’s relevant books, records, workpapers and personnel (subject to customary confidentiality agreements related to such access) during business hours for the limited purpose of verifying the unaudited balance sheet, Net Working Capital, the Closing Date Cash, the Closing Date Transaction Expenses, and the Closing Date Indebtedness set forth in the Post-Closing Statement.

(ii)               Protest Notice. Prior to the date which is 30 days after Parent’s delivery of the Post-Closing Statement (the “Protest Deadline”), the Stockholders’ Representative may deliver written notice to Parent (the “Protest Notice”) setting forth any permitted objections which the Stockholders’ Representative may have to the Post-Closing Statement. The sole permissible grounds for objection shall be that the Net Working Capital, the Closing Date Cash, the Closing Date Transaction Expenses, and the Closing Date Indebtedness and/or any necessary adjustment to the Closing Merger Consideration in accordance with Section 1.8(b)(iv) set forth on the Post-Closing Statement were not calculated in accordance with their respective definitions. The Protest Notice shall specify in reasonable detail any contested amounts and the basis therefor and shall include a schedule setting forth the Stockholders’ Representative’s determination of the Net Working Capital, the Closing Date Cash, the Closing Date Transaction Expenses, the Closing Date Indebtedness and any necessary adjustment to the Closing Merger Consideration in accordance with Section 1.8(b)(iv), if any. The Stockholders’ Representative shall supply such additional information and respond to such inquiries, in each case, as Parent may reasonably request with respect to the bases of the calculations contained in the Protest Notice. If a Protest Notice is not delivered to Parent prior to the Protest Deadline, the Net Working Capital, the Closing Date Cash, the Closing Date Transaction Expenses, the Closing Date Indebtedness and any necessary adjustment to the Closing Merger Consideration in accordance with Section 1.8(b)(iv), as set forth on the Post-Closing Statement shall be final, binding and non-appealable by the Stockholders’ Representative or the Stockholders (or their successors or assigns, as applicable). If a Protest Notice is delivered prior to the Protest Deadline, any such amounts not disputed therein shall be final, binding and non-appealable by the Stockholders’ Representative and the Stockholders (or their successors or assigns, as applicable).

(iii)             Resolution of the Protest. Parent and the Stockholders’ Representative shall confer and attempt to resolve any properly disputed amounts contained in a timely provided Protest Notice delivered in accordance with Section 1.8(b)(ii) during the 30-day period following Parent’s receipt of the Protest Notice. Any written resolution as to any such disputed matter signed by each of Parent and the Stockholders’ Representative, shall be final, binding and non-appealable. If Parent and the Stockholders’ Representative are unable to so resolve in writing any such disagreement within such 30-day period, then any matters that remain in dispute will, at the written request of Parent or the Stockholders’ Representative, be referred to Ernst & Young LLP (the “Accountant”), which will be instructed to determine the amounts in dispute within 30 days after such referral. The determination by the Accountant (which will be as an expert and not as an arbitrator) shall not include any legal interpretation of this Agreement, and shall be limited only to the amounts in dispute, and shall be based solely on presentations by Parent and the Stockholders’ Representative, copies of which will be provided to one another, and shall not involve the Accountant’s independent review. Any determination by the Accountant (A) shall not be outside the range defined by the respective amounts in the Post-Closing Statement proposed by Parent and the Stockholders’ Representative’s proposed adjustments thereto set forth in the Protest Notice, (B) shall include a worksheet setting forth the reason for the resolution of each disputed amount, the material calculation used in reaching that resolution, and the allocation of fees and expenses determined in accordance with the last sentence of this Section 1.8(b)(iii), and (C) absent manifest mathematical error, shall be final, binding and non-appealable. Each of Parent and the Stockholders’ Representative shall (1) execute and deliver a customary engagement letter as may be requested by the Accountant, and (2) reasonably cooperate with the Accountant during the term of such firm’s engagement; provided, that no disclosure will be made to the Accountant, and the Accountant will not consider for any purpose, any settlement discussions or offers made with respect to matters contained in the Protest Notice or otherwise, nor shall there be any ex parte communications or meetings with the Accountant, unless in each instance expressly agreed to in advance in writing by Parent and the Stockholders’ Representative. Parent, on the one hand, and the Stockholders, on the other hand, shall bear that percentage of the fees and expenses of the Accountant equal to the proportion (expressed as a percentage and determined by the Accountant) of the dollar value of the disputed amounts determined in favor of the other party by the Accountant.

(iv)             The Closing Merger Consideration shall be adjusted:

(1)                either (x) upwards by the amount (if any) by which the Net Working Capital Adjustment Amount, as finally determined pursuant to this Section 1.8(b), is greater than the Net Working Capital Adjustment Amount as set forth in the Certified Closing Report, or (y) downwards by the amount (if any) by which Net Working Capital Adjustment Amount, as finally determined pursuant to this Section 1.8(b), is less than Net Working Capital Adjustment Amount as set forth in the Certified Closing Report;

(2)                either (x) upwards by the amount (if any) by which Closing Date Indebtedness, as finally determined pursuant to this Section 1.8(b), is less than Estimated Closing Date Indebtedness, or (y) downwards by the amount (if any) by which Closing Date Indebtedness, as finally determined pursuant to this Section 1.8(b), is greater than Estimated Closing Date Indebtedness;

(3)                either (x) upwards by the amount (if any) by which Closing Date Transaction Expenses, as finally determined pursuant to this Section 1.8(b), are less than Estimated Closing Date Transaction Expenses, or (y) downwards by the amount (if any) by which Closing Date Transaction Expenses, as finally determined pursuant to this Section 1.8(b), is greater than Estimated Closing Date Transaction Expenses; and

(4)                either (x) upwards by the amount (if any) by which Closing Date Cash, as finally determined pursuant to this Section 1.8(b), is greater than the amount of Closing Date Cash set forth in the Certified Closing Report, or (y) downwards by the amount (if any) by which Closing Date Cash, as finally determined pursuant to this Section 1.8(b), is less than the amount of Closing Date Cash set forth in the Certified Closing Report.

Promptly, and in no event later than 10 Business Days, thereafter, the parties will recalculate the Per Share Stock Preference and Per Share Stock Participation under Section 1.5(d) and Section 1.5(e), with all references to the “Closing Merger Consideration” therein replaced with references to the “Adjusted Merger Consideration,” to determine the amounts that should otherwise have been paid thereunder, and Parent shall issue such shares of Parent Common Stock and/or pay such amounts to the Stockholders to the extent of any shortfall in accordance with the terms of this Agreement. The Closing Merger Consideration as adjusted pursuant to this Section 1.8(b)(iv) is referred to herein as the “Adjusted Merger Consideration.”

(v)              If the Closing Merger Consideration calculated based on the Certified Closing Report exceeds the Adjusted Merger Consideration by more than $30,000 (such excess, the “Downward Adjustment Amount”), then each Stockholder shall promptly, and in no event later than 10 Business Days following the date of the determination of the Downward Adjustment Amount, return to Parent such Parent Common Stock equal to the Downward Adjustment Amount on a pro rata basis (determined as of the seventh (7th) Business Day prior to the date of the determination of the Downward Adjustment Amount), which shall be returned (1) first, from each Stockholder holding Company Common Stock in accordance with their applicable Pro Rata Percentage until the Aggregate Common Stock Participation Consideration is reduced to no less than zero, and (2) thereafter, from each Stockholder holding Company Preferred Stock in accordance with their applicable Pro Rata Percentage. Without diluting the generality or effect of Parent’s indemnification rights in Section 9, and notwithstanding anything which may be construed to the contrary therein, Parent shall, without delivery of a claim notice or regard to any limitations or claim procedure set forth in Section 9, recover all or any portion of the Downward Adjustment Amount by proceeding first against any shares then remaining in the Escrow Fund; provided, however, that if the shares then remaining in the Escrow Fund are insufficient to cover the Downward Adjustment Amount (or Parent determines to proceed directly against the Stockholders), then, subject to the limitations contained in Section 9, the Stockholders shall pay their respective Pro Rata Indemnity Portion of such shortfall (or such full amount if Parent determines to proceed directly against the Stockholders) to Parent, in each case, not later than 10 Business Days following the date of the determination of the Downward Adjustment Amount.

(vi)             If the Adjusted Merger Consideration exceeds the Closing Merger Consideration by more than $30,000 (such excess, the “Upward Adjustment Amount”), then within five (5) Business Days following the date of the determination of the Upward Adjustment Amount, Parent shall promptly, and in no event later than 10 Business Days following the date of determination of the Upward Adjustment Amount, deliver to the Stockholders’ Representative the aggregate number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to that portion of the Upward Adjustment Amount, which shall be paid (1) first, to each Stockholder holding Company Preferred Stock in accordance with their applicable Pro Rata Percentage until each such Stockholder has received shares of Parent Common Stock equal to the Liquidation Preference per share of Company Preferred Stock held by such Stockholder, and (2) thereafter, the remainder, if any, to each Stockholder holding Company Common Stock in accordance with their applicable Pro Rata Percentage. Notwithstanding the foregoing, in no event shall a Stockholder receive an aggregate value of shares of Parent Common Stock in excess of the Liquidation Preference per such Stockholder’s shares of Company Preferred Stock.

1.9               Exchange of Certificates.

(a)                Within five (5) Business Days following the Effective Time, Parent will send or cause to be sent to each holder of record, as set forth in the Certified Closing Report, of a Company Stock Certificate previously representing shares of Company Capital Stock: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the consideration to which such Stockholders shall be entitled at the Effective Time pursuant to Section 1.5.

(b)                Until so surrendered, each outstanding Company Stock Certificate that prior to the Effective Time represented shares of Company Capital Stock (other than the Cancelled Shares and Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Closing Merger Consideration (as it may be adjusted pursuant to Section 1.8) as provided in this Section 1.

(c)                In the event any Company Stock Certificate representing shares of Company Capital Stock converted in connection with the Merger pursuant to Section 1.5 shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Closing Merger Consideration (as it may be adjusted pursuant to Section 1.8) with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such amount, form and with such surety as Parent may reasonably direct) as indemnity against any claim that may be made against Parent, the Surviving Corporation or any affiliated party with respect to such Company Stock Certificate.

(d)                No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Company Capital Stock represented thereby, until such holder surrenders such Company Stock Certificate, as applicable, in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions).

(e)                Parent, the Acquired Companies, and any other Person making a payment pursuant to this Agreement shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as may be required under the Code or under any provision of state, local or foreign tax Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)                 Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat, or similar Law.

1.10           Distribution of Consideration; Other Payments.

(a)                As promptly as practicable following the Effective Time, Parent shall:

(i)               deliver to the Escrow Agent under the Escrow Agreement (A) a stock certificate in the name of the Escrow Agent representing the Indemnity Escrow Shares and (B) a stock certificate in the name of the Escrow Agent representing the PPP Escrow Shares; and

(ii)               upon surrender of a Company Stock Certificate to Parent by a Stockholder that does not perfect his, her or its appraisal rights in accordance with Section 1.12 and is otherwise entitled to receive shares of Parent Common Stock pursuant to Section 1.5 (a “Non-Dissenting Stockholder”) for exchange, together with a duly completed and validly executed letter of transmittal in accordance with the instructions thereto, and such other documents as may be reasonably required by Parent (including a duly completed and validly executed Investor Questionnaire, Selling Stockholder Questionnaire and Lock-up Agreement), Parent shall cause to be delivered to such Non-Dissenting Stockholder a number of Non-Escrow Shares equal to the sum of (i) the product obtained by multiplying (A) the Per Share Stock Preference by (B) the Non-Escrow Share Percentage and by (C) such Stockholder’s number of shares of Company Preferred Stock, and (ii) the product obtained by multiplying (A) the Per Share Stock Participation by (B) the Non-Escrow Share Percentage and by (C) such Stockholder’s number of shares of Company Common Stock; provided, however, that if such Stockholder shall be entitled to cash in lieu of Parent Common Stock pursuant to Section 1.6 or this Section 1.10, Parent shall cause to be delivered to such Non-Dissenting Stockholder such amount of cash as determined pursuant thereto;

provided that the certificates representing Parent Common Stock to be delivered to a Stockholder shall, in each case, represent only whole shares of Parent Common Stock. In lieu of any fractional shares to which such Stockholder would otherwise be entitled, after combining any fractional interests of such Stockholder into as many whole shares as is possible, such Stockholder shall be paid in cash an amount equal to the dollar amount (rounded to the nearest whole cent) determined by multiplying the Per Share Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to such Stockholder under this Section 1.10. Notwithstanding the foregoing, with respect to each of the aggregate PPP Escrow Shares and the aggregate Indemnity Escrow Shares, Parent may deliver to the Escrow Agent one certificate representing the total number of shares of Parent Common Stock to be held in escrow pursuant to this Section 1.10 in lieu of issuing separate certificates representing such Stockholder’s portion of the Escrow Shares, which number of shares of Parent Common Stock shall be equal to the sum of (i) the product obtained by multiplying (A) the Per Share Stock Preference by (B) the Escrow Share Percentage and by (C) such Stockholder’s number of shares of Company Preferred Stock, and (A) the product obtained by multiplying (x) the Per Share Stock Participation by (B) the Escrow Share Percentage and by (C) such Stockholder’s number of shares of Company Common Stock.

(b)                As soon as commercially practicable after the Effective Time (but on the Closing Date), on behalf of the Company, Parent shall pay an amount equal to the Closing Date Indebtedness to such accounts and in the amounts set forth in the Certified Closing Report, to the extent not paid by the Company prior to the Closing; provided, however, that Parent may pay any such Indebtedness (in its sole discretion and subject to agreement of any applicable lender) in shares of Parent Common Stock to be valued at the Parent Stock Price, provided that such lender is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and has delivered to Parent an Investor Questionnaire, Selling Stockholder Questionnaire and Lock-up Agreement.

(c)                As soon as commercially practicable after the Effective Time (but on the Closing Date), on behalf of the Company, Parent shall pay an amount equal to the Closing Date Transaction Expenses to such accounts and in the amounts set forth in the Certified Closing Report, to the extent not paid by the Company prior to the Closing.

(d)                As soon as commercially practicable after the Effective Time (but on the Closing Date), on behalf of the Company, Parent shall deposit an amount equal to the Stockholders’ Representative Reserve Fund by wire transfer of immediately available funds into the Stockholders’ Representative Reserve Account.

1.11           Escrow.

(a)                Upon the issuance of the Non-Escrow Shares in accordance with Section 1.10, Parent shall withhold the Escrow Shares and deliver such shares of Parent Common Stock to Wilmington Trust N.A., as escrow agent (the “Escrow Agent”), to be held by the Escrow Agent as collateral to secure the rights of the Indemnitees under this Agreement, including Section 9 (the “Escrow Fund”). The Escrow Shares shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit G attached hereto (the “Escrow Agreement”). The Indemnity Escrow Shares will be held by the Escrow Agent until the date that is six (6) months after the Closing Date (the “Escrow Period”); provided, however, that in the event any Indemnitee has made a claim under Section 9 prior to the end of the Escrow Period, then, in accordance with and subject to the terms and conditions of the Escrow Agreement, the Escrow Period shall continue and the Escrow Agent will continue to hold such number of Indemnity Escrow Shares in escrow as is equal to the quotient obtained by dividing (i) any claimed amounts by (ii) the Parent Stock Price, rounded up to the nearest whole share until such claim is fully and finally resolved. The PPP Escrow Shares will be held by the Escrow Agent until the earlier of such time that the PPP Lender (i) delivers written notice to the Company or Parent confirming the forgiveness and termination of the PPP Loan, or (ii) delivers written notice to the Company or Parent confirming its obligation to repay the PPP Loan.

(b)               Upon the release of Escrow Shares by the Escrow Agent, Parent shall promptly deliver, or cause to be delivered, to the Stockholders’ Representative (for distribution to the Stockholders) stock certificates representing the Escrow Shares, in the name of each Stockholder, in each case for such number of shares of Parent Common Stock equal to the sum of (i) the product obtained by multiplying (A) the Per Share Stock Preference by (B) the Escrow Share Percentage and by (C) such Stockholder’s number of shares of Company Preferred Stock, and (ii) the product obtained by multiplying (A) the Per Share Stock Participation by (B) the Escrow Share Percentage and by (C) such Stockholder’s number of shares of Company Common Stock.

1.12             Stockholders’ Representative Fund. As soon as reasonably determined by the Stockholders’ Representative that the Stockholders’ Representative Reserve Fund is no longer required to be withheld, the Stockholders’ Representative shall distribute the remaining Stockholders’ Representative Reserve Fund (if any) to the Stockholders based on their Stockholders’ Representative Fund Percentage.

1.13              Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2 and 1.368-3 of the United States Treasury Regulations.

1.14              Appraisal Rights.

(a)                Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has demanded and perfected such demand for appraisal of such holder’s shares of Company Capital Stock in accordance with Section 262 of the DGCL, and as of the Closing has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the Closing Merger Consideration (as it may be adjusted pursuant to Section 1.8) but shall be entitled to only such rights as are granted by the DGCL. Parent shall be entitled to retain any Aggregate Available Parent Common Stock not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the holder of any Dissenting Shares shall not be entitled to any portion thereof.

(b)                Notwithstanding the provisions of Section 1.14(a), (i) if any such holder of Dissenting Shares shall have failed to establish entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn or failed to perfect its demand for appraisal of such shares or otherwise lost or failed to be entitled for any reason to the right to appraisal and payment for shares under Section 262 of the DGCL, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such share of Company Capital Stock and each such share shall automatically be deemed to have converted into and represent only the right to receive the portion of the Adjusted Merger Consideration, if any, otherwise payable with respect to such shares pursuant to Section 1, without interest thereon.

(c)                The Company shall give Parent: (i) prompt notice of any demands for appraisal of shares of Company Capital Stock received by the Company, withdrawals of any demands, and any other instruments served pursuant to the DGCL, as applicable, and received by the Company; and (ii) the right to participate in, direct, and control all negotiations and proceedings with respect to any such demands for appraisal, and the Company shall keep Parent apprised of any discussions or correspondence with Stockholders who have demanded appraisal under the DGCL or their representatives. The Company shall not, except with the prior written consent of Parent, settle or offer to settle, voluntarily make any payment with respect to, or waive any failure to deliver, any demands for appraisal in accordance with the DGCL, or agree to any of the foregoing.

1.15              Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such lawful and necessary action.

2.	Representations and Warranties of the Company and the Stockholders

The Company and each Stockholder, jointly and severally, hereby represent and warrant, to each of Parent and Merger Sub and for the benefit of the Indemnitees, as follows as of the date of this Agreement and as of the Closing Date, except as set forth in the Company Disclosure Schedule:

2.1                 Due Organization; Etc.

(a)                The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has, and at all times has had, all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

(b)                The Acquired Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Acquired Subsidiary has, and at all times has had, all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

(c)                Except as set forth in Part 2.1(c) of the Company Disclosure Schedule, the Company is not and has never been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction. None of the Acquired Companies has ever conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name other than the name under which the Acquired Company is currently incorporated.

(d)                Part 2.1(d) of the Company Disclosure Schedule sets forth: (i) the names of the members of the board of directors of each of the Acquired Companies; (ii) the names of the members of each committee of the board of directors of each of the Acquired Companies; and (iii) the names and titles of the officers of each of the Acquired Companies.

(e)                Neither the Acquired Companies nor any of their stockholders or equity holders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of any Acquired Company or the winding up or cessation of any Acquired Company’s business or affairs. Neither the Acquired Companies nor any of their stockholders or equity holders has applied for bankruptcy or judicial composition proceedings concerning any of the Acquired Companies and no circumstances exist which would require the application for any bankruptcy or judicial composition proceedings under mandatory Law.

(f)                 The Company does not own any controlling interest in any Entity other than the Acquired Subsidiary, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity, other than the foregoing entities. Other than as contemplated by this Agreement, the Company has not agreed to, and is not obligated to, make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any Entity in which it owns or has owned any equity interest.

2.2               Authority; Binding Nature of Agreement.

(a)                The Company has all requisite power and authority to (i) execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is or will be a party and (ii) subject to obtaining the Required Vote, consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is or will be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been, or as of the Closing, or will be duly authorized. This Agreement has been, and the Ancillary Agreements to which the Company is or will be a party will be, duly executed and delivered by the Company and, assuming due and valid execution and delivery by each of the other parties hereto and thereto, constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Bankruptcy and Equity Exception”).

(b)                The Company’s board of directors has: (i) unanimously determined that the Merger is advisable, fair and in the best interests of the Company and its stockholders; (ii) unanimously recommended the adoption of this Agreement by the holders of Company Capital Stock and directed that this Agreement (including the Merger) be submitted for consideration by the Stockholders; and (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover Law or similar Law that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement.

(c)                No state or foreign takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

2.3               Non-Contravention; Consents. Except as set forth in Part 2.3 of the Company Disclosure Schedule, neither (A) the execution, delivery or performance of this Agreement or any of the Ancillary Agreements; nor (B) the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements, will, directly or indirectly (with or without notice or lapse of time):

(a)                contravene, conflict with or result in a violation of: (i) any of the provisions of the Organizational Documents of any of the Acquired Companies; or (ii) any resolution adopted by the stockholders of any of the Acquired Companies, the board of directors of any of the Acquired Companies or any committee of the board of directors of any of the Acquired Companies;

(b)                contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject;

(c)                contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Acquired Companies or that otherwise relates to the business of the Acquired Companies or to any of the assets owned or used by the Acquired Companies;

(d)                contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Contract; (ii) accelerate the maturity or performance of any such Company Contract; or (iii) cancel, terminate or modify any such Company Contract; or

(e)                result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Acquired Companies (except for Permitted Encumbrances).

The Company is not, nor will it be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the Ancillary Agreements; or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements; except for (I) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (II) notices to the Stockholders required by the DGCL and the Company’s Organizational Documents.

2.4                Company Charter and Bylaws; Records.

(a)                The Company has delivered to Parent true, accurate and complete copies, as of the date of this Agreement, of: (i) the Organizational Documents of each of the Acquired Companies, including all amendments thereto; (ii) the stock records of each of the Acquired Companies; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each of the Acquired Companies, the board of directors of each of the Acquired Companies and all committees of the board of directors of each of the Acquired Companies. There have been no formal meetings or other proceedings of the stockholders of any Acquired Company, the board of directors of any Acquired Company or any committee of the board of directors of any Acquired Company that are not fully reflected in such minutes or other records.

(b)                There has not been any violation of any of the provisions of the Organizational Documents of each of the Acquired Companies, and none of the Acquired Companies has taken any action that is inconsistent with any resolution adopted by any of the Acquired Companies’ stockholders, board of directors or any committee of any of the Acquired Companies’ board of directors.

(c)                The books of account, stock records, minute books and other records of the Acquired Companies are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.5                Capitalization, Etc.

(a)                The authorized capital stock of the Company consists of (i) 35,000,000 shares of Company Common Stock, of which 7,568,664 shares have been issued and are outstanding, and (ii) 15,000,000 shares of Company Preferred Stock, of which 3,508,995 shares have been issued and are outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.5(a) of the Company Disclosure Schedule sets forth the ownership of the Company Capital Stock, noting any shares that are subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws) (“Restricted Shares”). The Stockholders own 100% of the equity of the Company (the “Company Equity”) and Part 2.5(a) of the Company Disclosure Schedule sets forth a complete and correct list of (a) the issued and outstanding Company Equity, including the name of the record and beneficial owner thereof and the number of shares of Company Capital Stock held thereby and specifying the class of such stock, and (b) all outstanding options to acquire Company Equity, including with respect to each such option, the holder, the number of shares of Company Capital Stock subject thereto, the grant date, the exercise price for such option and the date on which such option expires. All of the outstanding Company Equity has been, and all shares which may be issued pursuant to the exercise of options to purchase shares of Company Capital Stock or warrants exercisable into Company Capital Stock, when issued in accordance with the applicable security, will be, duly authorized, validly issued and are fully paid and non-assessable. Other than pursuant to Section 262 of the DGCL, none of the Stockholders are entitled to, and no shares of Company Capital Stock are subject to, dissenter’s rights, appraisal rights, or any similar rights in any other jurisdiction.

(b)                Except as set forth on Part 2.5(a) of the Company Disclosure Schedule, there are no: (i) outstanding subscriptions, options, calls, warrants, or rights (whether or not currently exercisable) to purchase or acquire any shares of the capital stock or other securities of the Company; (ii) outstanding securities, instruments, or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

(c)                All outstanding shares of Company Capital Stock have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Laws; and (ii) all requirements set forth in applicable Contracts. There are no preemptive rights applicable to any shares of Company Capital Stock or other rights to subscribe for or purchase securities of the Company.

(d)                The Company has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than a repurchase of unvested shares and shares subject to repurchase rights on the termination of employment or consulting services. All securities so reacquired by the Company were reacquired in compliance with: (i) all applicable Laws; and (ii) all requirements set forth in applicable Contracts.

(e)                With respect to the Company Preferred Stock, the Company has taken all actions necessary and received all required approvals, including to obtain the approval of the Board of Directors of the Company and the approval of the holders of Company Common Stock (in each case, as and if required by applicable Law and the Organizational Documents of the Company), to file a Certificate of Validation in respect of the Company Preferred Stock.

2.6               Financial Statements.

(a)                Part 2.6 of the Disclosure Schedules sets forth copies of the following financial statements of the Company (collectively, the “Company Financial Statements”): (i) the unaudited consolidated balance sheet of the Company as of December 31, 2019 (the “Balance Sheet”, and such date, the “Balance Sheet Date”), and the audited consolidated balance sheet of the Company as of December 31, 2018 and the related audited and unaudited, as applicable, statements of operations, stockholders’ deficit, and cash flows for each of the years then ended (together with all related notes and schedules thereto); and (ii) the unaudited consolidated balance sheets of the Company as of June 30, 2020, and the related unaudited statements of operations, stockholders’ deficit, and cash flows for the six (6) month period then ended (together with all related notes and schedules thereto).

(b)            The Company Financial Statements (including the notes and schedules thereto) (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except that the interim Company Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes required by GAAP, (ii) present fairly, in all material respects, the financial condition of the Company as of such dates and the results of operations of the Company for such periods, and (iii) are consistent with the books and records of the Company (which books and records are correct and complete in all material respects). Since the Balance Sheet Date, there has been no material change in any accounting principles, policies, methods or practices, including any change with respect to reserves (whether for bad debt, contingent liabilities or otherwise) of the Company.

(c)            The Company has established and maintained, in all material respects, a system of internal accounting controls sufficient to reasonably ensure (i) the reliability of financial reporting and the preparation of the financial statements of the Company and (ii) that (A) all transactions are executed in accordance with management’s general or specific authorizations; (B) all transactions are recorded when and as necessary to maintain asset accountability and to permit preparation of financial statements in conformity with GAAP applied using the same accounting practices, policies, principles and methodologies, with consistent classifications, judgments and valuation and estimation accrual methodologies, used in the preparation of the Company Financial Statements; and (C) all accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

2.7             Books and Records. The books, records and accounts of the Acquired Companies accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of each of the Acquired Companies. The systems of internal accounting controls maintained by the Acquired Companies are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has delivered to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls, as applicable.

2.8             Absence of Changes. Except as disclosed in the applicable subsection of Part 2.8 of the Company Disclosure Schedules, since the Balance Sheet Date, (a) each Acquired Company has conducted its business only in the ordinary course of business consistent with past practice, (b) no Company Material Adverse Effect has occurred, (c) the Company has not suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.2.

2.9             Title to Assets.

(a)            The Acquired Companies own, and have good, valid and marketable title to, or a valid leasehold interest in (i) all of their assets and (ii) all other material assets used by Acquired Companies or reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. All of said assets are owned by the Acquired Companies free and clear of any liens or other Encumbrances, except for Permitted Encumbrances.

(b)            All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Acquired Companies are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Acquired Companies are in compliance with all material terms of each lease to which it is a party or is otherwise bound. Part 2.9(b) of the Company Disclosure Schedule identifies all assets that are material to the business of the Acquired Companies and that are being leased or licensed to the Acquired Companies.

2.10         Required Vote. The affirmative vote of the holders of a majority of the Company Capital Stock voting (or acting by written consent) on an as-converted basis as a single class (the “Required Vote”) is the only vote or consent of the holders of any class or series of the Company Capital Stock required under applicable Law, the Company’s Organizational Documents or otherwise, to approve and adopt this Agreement and the Ancillary Agreements, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby.

2.11         Equipment; Leasehold.

(a)           This Section 2.11 only applies to real property and tangible assets owned or leased by the Acquired Companies and not to Intellectual Property or Intellectual Property Rights, for which representations and warranties are solely as set forth in Section 2.12. All equipment and other tangible assets owned by or leased to the Acquired Companies are adequate for the uses to which they are being put, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Companies in the manner in which such business is currently being conducted.

(b)            The Acquired Companies do not own any real property or interests in real property other than leasehold interests in the real property leases identified in Part 2.11(b) of the Company Disclosure Schedule. Part 2.11(b) of the Company Disclosure Schedule sets forth a complete list of all real property and interest in real property leased or subleased by the Acquired Companies (“Leased Real Property”). The Acquired Companies have good and valid title to the leasehold interests in all Leased Real Property, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

2.12         Intellectual Property.

(a)            Part 2.12(a) of the Company Disclosure Schedule identifies:

(i)                 in Part 2.12(a)(i) of the Company Disclosure Schedule, all of the patent rights, registered copyrights, domain names, social media accounts, and registered trademark rights (or patent rights and trademark rights for which applications for registration have been filed) owned solely by the Acquired Companies as of the date of this Agreement, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered, trademark applications have been filed, and copyrights have been registered, along with the respective application, registration or filing number;

(ii)               in Part 2.12(a)(ii) of the Company Disclosure Schedule, all of the patent rights, registered copyrights, domain names, social media accounts, and registered trademark rights (or trademark rights for which applications for registration have been filed) in which any of the Acquired Companies have any co-ownership interest, other than those owned solely by the Acquired Companies, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered, trademark applications have been filed, and copyrights have been registered, along with the respective application, registration or filing number; and

(iii)             in Part 2.12(a)(iii) of the Company Disclosure Schedule, all of the patent rights, registered copyrights, and all registered trademark rights (or trademark rights for which applications for registration have been filed) that relate to the Company Products and which have been licensed, exclusively or non-exclusively, to the Acquired Companies (indicating where that right, title or interest is exclusive to the Acquired Companies).

(b)

(i)                 The Acquired Companies own, free and clear of all Encumbrances, all of the Company Products set forth on Part 2.12(b)(i) of the Company Disclosure Schedule and any associated Intellectual Property Rights and other related assets, and no other Person owns or has any Intellectual Property Rights to any technology related to such Company Products, the Company IP.

(ii)               The Acquired Companies own, co-own or possess legally enforceable license rights in and to all of Intellectual Property and Intellectual Property Rights used, held for use, or otherwise related to the Company Products or the business of the Acquired Companies, free and clear of all Encumbrances (except, with respect to Intellectual Property Rights that are licensed to the Acquired Companies, other than Encumbrances arising by virtue of the Contract pursuant to which such license is granted and any Encumbrances granted or incurred by the licensor thereof).

(iii)             No third party which is not the U.S. Patent Office or any foreign equivalent governmental administrative agency for patent matters (“Governmental Patent Authority”) has in the past six (6) years or is challenging in writing the right, title or interest of the Acquired Companies or, to the Knowledge of the Company, any licensor of the Acquired Companies in, to or under the Company IP, or the validity, enforceability or claim construction of any patents, registered trademarks, or registered copyrights included among the Company IP, nor, to the knowledge of the Company, has any such challenge been threatened. All patents, registered trademarks, and registered copyrights included among the Company IP are valid, subsisting, and enforceable.

(iv)              None of the Acquired Companies has assigned, sold, transferred, leased, licensed, distributed or otherwise encumbered or granted any right to any Person, or covenanted not to assert any right, with respect to any past, existing or future Intellectual Property of the Acquired Companies or any Intellectual Property Rights or other rights to technology related to the Company Products to any Person other than the Acquired Companies. No Stockholder has any equity or other interest in any Company Product, Intellectual Property Rights or other rights to technology related to the Company Products or owned, licensed or used, or previously owned, licensed or used by the Acquired Companies. None of the Acquired Companies has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property Rights with respect to any third-party Intellectual Property Rights. None of the Acquired Companies is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property Rights to any Person.

(v)                There is no opposition, cancellation, proceeding, or objection involving a third party, other than a Governmental Patent Authority, pending against any Acquired Company, or, to the Knowledge of the Company, any other Person with regard to any of the Company IP.

(vi)              None of the Company IP owned by any Acquired Company is subject to any outstanding Order other than with a Governmental Patent Authority and, to the Knowledge of the Company, none of the Company IP owned by any other Person is subject to any outstanding Order other than with a Governmental Patent Authority.

(vii)            To the Knowledge of the Company, no valid basis exists for any of such challenges as set forth in this Section 2.12(b).

(c)            To the Knowledge of the Company, no Person (including any current or former employee or consultant of the Acquired Companies) has infringed, violated or misappropriated, or is infringing, violating or misappropriating, the Intellectual Property of the Acquired Companies, and there are no facts or circumstances that could reasonably be expected to result in any of the foregoing or of any current or anticipated claims against a third Person relating to the foregoing.

(d)           To the Knowledge of the Company, no Company Product, Product Candidate, or service marketed or sold (or proposed to be marketed or sold) by the Acquired Companies or the conduct of the business of the Acquired Companies, as it is currently conducted and as it is contemplated to be conducted by the Company as of the Closing, infringes, violates or constitutes a misappropriation, or will infringe, violate or constitute a misappropriation, of any Intellectual Property Rights of any third-party. None of the Acquired Companies has received any complaint, claim or notice (i) alleging any such infringement, violation or misappropriation, or that, by conducting its business, any of the Acquired Companies would infringe, violate or misappropriate any Intellectual Property Rights of any other Person, or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, legality, validity or enforceability of any of the Intellectual Property of the Acquired Companies.

(e)            Part 2.12(e) of the Company Disclosure Schedule lists all Company IP Contracts.

(f)             Part 2.12(f) of the Company Disclosure Schedule lists all written Contracts, licenses or other arrangements in effect as of the date of this Agreement under which the Acquired Companies have licensed, granted or conveyed to any third party any right, title or interest in or to any Intellectual Property Rights.

(g)            None of the Acquired Companies is obligated to pay any Person any royalties, fees, commissions or other amounts for use of Intellectual Property Rights, other than as provided in a Contract listed in Part 2.12(e) and Part 2.12(f) of the Company Disclosure Schedule.

(h)            Except as set forth in the Company IP Contracts, no Company Contract contains any covenant or other provision that limits or restricts in any material manner the ability of the Acquired Companies: (i) to make, use, import, sell, offer for sale or promote any product anywhere in the world; or (ii) to use, exploit, assert or enforce any Company IP anywhere in the world.

(i)             Each of the individuals identified in Part 2.12(i) of the Company Disclosure Schedule has executed and delivered to the Acquired Companies an agreement regarding the protection of proprietary information and the assignment or license to the Acquired Companies, of any Intellectual Property Rights arising from services performed for the Acquired Companies. To the Knowledge of the Company, none of such individuals has materially breached any such agreements. All current and former founders, officers and employees of, and consultants and independent contractors to, the Acquired Companies who have contributed to the creation or development of any Intellectual Property Rights which relate to any Company Product or are used by the Acquired Companies in their business as presently conducted, have assigned or licensed any and all such Intellectual Property Rights that such Person may have had to the Acquired Companies, except to the extent an independent contractor licenses Intellectual Property Rights to the Acquired Companies pursuant to a Company IP Contract.

(j)             Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will: (i) contravene, conflict with or result in a limitation on the Acquired Companies’ right, title or interest in or to any Intellectual Property Rights; (ii) result in a breach of, default under or termination of any Company IP Contract; (iii) result in the release, disclosure or delivery of any of the Company IP by or to any escrow agent or other Person; (iv) cause the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP; (v) by the terms of any Contract, cause a reduction of any royalties or other payments the Acquired Companies would otherwise be entitled to with respect to any of Intellectual Property Rights; or (vi) by the terms of any Company IP Contract, an increase in any royalty or other payments the Acquired Companies would otherwise be required to make under such Company IP Contract.

(k)            The Acquired Companies have taken reasonable measures to maintain and protect the proprietary nature of each pending item of Intellectual Property of the Acquired Companies, and to maintain in confidence all trade secrets and Confidential Information comprising a part thereof. The Acquired Companies have complied with all applicable contractual and Laws pertaining to data collection, use, privacy, protection and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened against the Acquired Companies. There has been no unauthorized disclosure of any third-party proprietary or Confidential Information in the possession, custody or control of the Acquired Companies.

2.13         Contracts.

(a)            Part 2.13(a) of the Company Disclosure Schedule identifies:

(i)               (A) each Company Contract relating to the employment of, or the performance of services by, any Company Employee; (B) any Company Contract pursuant to which any of the Acquired Companies is or may become obligated to make any severance, termination, settlement or similar payment to any Company Employee (other than post-termination benefits continuation coverage required by law); and (C) any Company Contract pursuant to which any of the Acquired Companies is or may become obligated to make any bonus or similar payment (other than payment in respect of salary) to any Company Employee;

(ii)              each Company Contract which provides for indemnification of any officer, director, employee or agent;

(iii)            each Company Contract relating to the voting and any other rights or obligations of a stockholder of the Acquired Companies;

(iv)             each Company Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to the Acquired Companies, other than this Agreement;

(v)            each Company Contract relating to the acquisition, ownership, transfer, research, development or sharing of any technology, or material Company IP (including any joint development agreement, technical collaboration agreement or similar agreement entered into by any of the Acquired Companies);

(vi)             each Company Contract relating to the license of any patent, copyright, trade secret, utility models, designs, trademarks, know-how or other material Company IP to or from the any of the Acquired Companies, other than as contemplated by this Agreement;

(vii)           each Company Contract relating to research, development, testing, manufacturing or commercialization of any Product Candidate, including clinical trial agreements, consulting agreements, distribution agreements, supply and contract manufacturing agreements (but excluding purchase orders and confidentiality agreements);

(viii)          each Company Contract for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Acquired Companies under the terms of which any of the Acquired Companies: (A) paid or otherwise gave consideration of more than $10,000 in the aggregate during fiscal year 2019; (B) is likely to pay or otherwise give consideration of more than $10,000 in the aggregate during fiscal year 2020; (C) is likely to pay or otherwise give consideration of more than $20,000 in the aggregate over the remaining term of such contract; or (D) cannot be cancelled by the Company without penalty or further payment of more than $10,000.

(ix)             each Company Contract pursuant to which any of the Acquired Companies: (A) is obligated to pay to any other person royalties or development or similar milestone payments with respect to any Product Candidate; (B) is obligated to provide to any other Person a percentage interest in the sales or revenues of any Product Candidate; or (C) to which any of the Acquired Companies has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer’s representative or dealer and each Company Contract including a most-favored-nation provision or other guarantee with respect to pricing;

(x)              each Company Contract that requires or obligates any of the Acquired Companies to purchase specified minimum amounts of any product or to perform or conduct research, clinical trials or development for any person other than any of the Acquired Companies;

(xi)              each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any Subsidiary or business unit or operation of any of the Acquired Companies;

(xii)            each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xiii)          each Company Contract imposing any restriction on any of the Acquired Companies: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; (C) to develop or distribute any technology; or (D) to conduct its business in substantially the manner in which it is currently conducted;

(xiv)          each Company Contract: (A) granting or obligating any of the Acquired Companies to grant exclusive rights for the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of any product, patent or other Intellectual Property Right of any of the Acquired Companies; or (B) otherwise contemplating an exclusive relationship between any of the Acquired Companies and any other Person;

(xv)            each Company Contract creating or involving any: (A) distributor, manufacturer’s representative, broker, franchise, agency or dealer relationship (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions); or (B) sales promotion, market research, marketing and advertising services;

(xvi)          each Company Contract regarding the acquisition, issuance or transfer of any securities and each Company Contract affecting or dealing with any securities of any of the Acquired Companies including any restricted share agreements or escrow agreements, other than this Agreement;

(xvii)          each Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity (other than indemnification provisions arising in the ordinary course of business and consistent with past practices of the Company (including, without limitation, in standard form Company IP Contracts delivered to Parent)) or surety arrangement;

(xviii)          each Company Contract relating to the purchase or sale of any asset (other than immaterial assets in the ordinary course of business) by or to, or the performance of any services by or for, any Company Related Party;

(xix)            each Company Contract relating to any liquidation or dissolution of any of the Acquired Companies;

(xx)             each Company Contract relating to the research, development, clinical testing, or manufacturing of platform technology with respect to viral-neutralizing monoclonal antibodies;

(xxi)            any Company Contract or group of related Company Contracts with the same Person or group of affiliated Persons, that contemplates or involves: (A) the payment or delivery of cash or other consideration by any of the Acquired Companies in an amount or having a value in excess of $10,000 individually, or, when taken together with all other Company Contracts between any of the Acquired Companies and such Person or such Person’s affiliates, $20,000 in the aggregate; or (B) the performance of services having a value in excess of $10,000 individually, or, when taken together with all other Company Contracts between any of the Acquired Companies and such Person or such Person’s affiliates, $20,000 in the aggregate; and

(xxii)           any other Company Contract that: (A) was entered into outside the ordinary course of business or was inconsistent with past practices of any of the Acquired Companies; or (B) is material to any of the Acquired Companies or the conduct of its business.

Contracts in the respective categories described in clauses “(i)” through “(xxii)” above and all Contracts identified, or required to be identified, in Part 2.13(a) of the Company Disclosure Schedule are referred to in this Agreement as “Material Contracts.”

(b)                The Company has delivered to Parent true, accurate and complete copies of all written Material Contracts identified in Part 2.13(a) of the Company Disclosure Schedule, including all amendments thereto. Part 2.13(a) of the Company Disclosure Schedule provides a complete and accurate description of the material terms of each Material Contract that is not in written form. Each Company Contract identified in Part 2.13(a) of the Company Disclosure Schedule is valid and in full force and effect, and is enforceable by the Acquired Companies in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) the ordinary expiration of the respective Material Contract in due course or termination as expressly permitted thereunder.

(c)            Except as set forth in Part 2.13(c) of the Company Disclosure Schedule:

(i)                 none of the Acquired Companies has violated or breached, or committed any default under, in any material respect, any Material Contract, which remains uncured, and, to the Knowledge of the Company, no other Person has materially violated or materially breached, or committed any material default under any Material Contract, which remains uncured;

(ii)               no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a material violation or material breach of any of the provisions of any Material Contract; (B) give any Person the right to declare a material default or exercise any material remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any material obligation under any Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract;

(iii)             none of the Acquired Companies has ever received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract;

(iv)              none of the Acquired Companies has waived any of its material rights under any Material Contract; and

(v)                no Representative of any of the Acquired Companies has made any side arrangement or agreement changing, modifying or enhancing any Material Contract.

(d)            To the Knowledge of the Company, each Person against which any of the Acquired Companies has or may acquire any rights under any Company Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities to the Acquired Companies. No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Acquired Companies under such Company Contract or any other material term or provision of such Company Contract.

(e)                Part 2.13(e) of the Company Disclosure Schedule identifies and provides an accurate summary description of each proposed Company Contract that would, if executed, constitute a Material Contract, as to which any outstanding bid, offer, written proposal, term sheet or similar document has been submitted or received by any of the Acquired Companies.

2.14         Liabilities.

(a)            No Acquired Company has any Liabilities, except (i) as and to the extent specifically accrued for or reserved against in the Balance Sheet, (ii) Liabilities which have arisen after the Balance Sheet Date in the ordinary course of business consistent with past practice of the Acquired Companies (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) executory obligations under Contracts (other than Liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by any Acquired Company), and (iv) Liabilities specifically set forth on Part 2.14(a) of the Company Disclosure Schedules.

(b)           Part 2.14(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of the Acquired Companies as of the month ended prior to the signing of this Agreement and as of the month ended prior to the Effective Time; and (ii) all notes payable of the Acquired Companies and all other indebtedness of the Acquired Companies for borrowed money as of the date hereof.

(c)           No Acquired Company has ever effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Act). Without limiting the generality of the foregoing, none of the Acquired Companies has guaranteed any debt or other obligation of any other Person.

(d)           Part 2.14(d) of the Company Disclosure Schedule identifies, and provides a complete breakdown of the amounts paid to, each supplier or other Person that received more than $10,000 from any of the Acquired Companies since January 1, 2019.

2.15         Compliance with Laws.

(a)            No Acquired Company possesses (or has ever possessed) or has any rights or interests with respect to (or has ever had any rights or interests with respect to) any grants, incentives or subsidies from any Governmental Body.

(b)          Part 2.15(b) of the Company Disclosure Schedule identifies each material Governmental Authorization held by the Acquired Companies, and the Company has delivered to Parent true, accurate and complete copies of all Governmental Authorizations identified in Part 2.15(b) of the Company Disclosure Schedule.

(c)           The Governmental Authorizations identified in Part 2.15(b) of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Acquired Companies to conduct their business within their business scope in the manner in which its business is currently conducted. The Acquired Companies are, and at all times have been, in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.15(b) of the Company Disclosure Schedule and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply in all material respects with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.15(b) of the Company Disclosure Schedule. No Acquired Company has ever received any notice or other communication (written or otherwise) from any Governmental Body regarding: (i) any actual, alleged, potential or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(d)           Without limiting the foregoing and to the Knowledge of the Company, the Acquired Companies have conducted, and continue to conduct, the business of the Acquired Companies in all material respects in compliance with all statutes, rules and regulations enforced or administered by the FDA, including with respect to the collection, manufacture, processing, holding, storing, testing, distribution and marketing of products, to the extent applicable.

(i)                 To the Knowledge of the Company, the Acquired Companies have adhered in all material respects, and continue to adhere, in all material respects, to the provisions of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and all applicable regulations and guidance thereunder, including, but not limited to, the following, to the extent applicable: (A) the requirement for all necessary approvals, permits and licenses; (B) any requirements required under the statutes enforced by or regulations promulgated by the FDA; (C) the FDA’s current Good Manufacturing Practice regulations; (D) establishment registration and product listing; and (E) label, labeling and advertising requirements.

(ii)               (A) No Acquired Company is in receipt of any FDA notice of, or to the Knowledge of the Company, subject to, any FDA adverse inspection, finding of any material deficiency, finding of any material non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case related to the Acquired Companies’ business or to the facilities in which products for the Acquired Companies’ business are manufactured, collected or handled; (B) no product at the time sold or distributed by or on behalf of the Acquired Companies has been recalled, suspended or discontinued as a result of any action by the FDA or by any of the Acquired Companies; and (C) to the Knowledge of the Company, no claims in the United States or outside the United States (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any product are pending or threatened in writing against any of the Acquired Companies or any of the Company Products.

(e)            None of the Acquired Companies has received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, warning letter, consent decree, consent agreement, corporate integrity agreement, arbitration or other action from any Governmental Body, including, the FDA, the Drug Enforcement Administration, the Centers for Medicare & Medicaid Services, the U.S. Department of Health and Human Services Office of Inspector General and the U.S. Department of Veterans Affairs Office of Inspector General, alleging potential or actual material non-compliance by, or material liability of, any of the Acquired Companies under any applicable Laws. None of the Acquired Companies is a party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services or a consent decree with any Governmental Body.

(f)             Part 2.15(d) of the Company Disclosure Schedule lists: (i) all Notices of Inspectional Observations (Form 483); (ii) all establishment inspection reports; (iii) all recall letters and warning letters, in each case (clauses “(i)”, “(ii)” and “(iii)”), received by any of the Acquired Companies from the FDA, and the responses thereto submitted by any of the Acquired Companies relating to the products manufactured or distributed by or for any of the Acquired Companies; and (iv) all written communications (including by email) between the FDA and any of the Acquired Companies or third parties authorized to communicate on behalf of any of the Acquired Companies. True, accurate and complete copies of all of the items listed in Part 2.15(d) of the Company Disclosure Schedule has been delivered to Parent. To the extent not legally prohibited, the Company shall promptly provide to Parent all written communications and information and records regarding all of the items set forth in this Section 2.15 arising after the date of this Agreement through the Closing Date that are material, but in no event later than two (2) Business Days after receipt or production thereof.

(g)            The Company is, and has at all times been, in material compliance with all applicable Laws. The Company has never received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body or any other Person regarding any actual or alleged material violation of, or failure to materially comply with, any Law.

(h)            None of the representations and warranties in this Section 2.15 shall be deemed to relate to tax matters (which are governed by Section 2.8, Section 2.16, Section 2.17, and Section 2.18), employment matters (which are governed by Section 2.17), employee benefits matters (which are governed by Section 2.18), or environmental matters (which are governed by Section 2.19).

2.16         Tax Matters.

(a)            All Tax Returns required to be filed by the Acquired Companies or with respect to their assets or operations with respect to any taxable period ending on or before the Closing Date (the “Company Returns”): (i) have been or will be properly filed on or before the applicable due date; and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Laws. The Company has delivered to Parent true, accurate and complete copies of all Company Returns. Each Acquired Company has timely and properly paid all Taxes required to be paid by it or with respect to its operations or assets, whether or not shown as due on any Company Return.

(b)            None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, in each case which is still in effect.

(c)            All Tax deficiencies that have been claimed, proposed, or asserted in writing by any Governmental Body against any Acquired Company have been fully paid or finally settled.

(d)            The aggregate unpaid Taxes of the Acquired Companies (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet, and (ii) do not exceed that reserve as adjusted for the passage of time through the end of the Closing Date in accordance with the past custom and practice of the Acquired Companies in preparing their financial statements and accruing for Tax liabilities.

(e)            No Company Return has ever been examined or audited by any Governmental Body.

(f)             No Tax audits or administrative or judicial Tax Legal Proceedings are being conducted or, to the Knowledge of the Company, are pending with respect to any Acquired Company. No Acquired Company has received from any Governmental Body any (i) written notice indicating an intent to open an audit or other review with respect to Taxes, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax.

(g)            There are no liens or other Encumbrances for Taxes upon any of the assets of the Acquired Companies except for Encumbrances for Taxes not yet due and payable.

(h)            None of the Acquired Companies is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax Law).

(i)              None of the Acquired Companies is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(j)             No Acquired Company will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Income Tax Law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) deferred revenue or prepaid or deposit amount received on or prior to the Closing Date; (vi) income inclusion pursuant to Sections 951, 951A, or 965 of the Code with respect to any interest held in a “controlled foreign corporation,” as that term is defined in Section 957 of the Code on or before the Closing Date; (vii) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) made on or prior to the Closing Date; (viii) “minimum gain chargeback” provision with respect to “minimum gain” for periods (or portions of periods) ending on or prior to the Closing Date pursuant to Subchapter K of the Code; or (ix) debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code. No Acquired Company is required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code. No Acquired Company has deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act.

(k)             No Acquired Company has ever made any distribution to any of its stockholders of stock or securities of a controlled corporation within the meaning of Section 355 of the Code.

(l)             No Acquired Company (i) has ever been a member of an Affiliated Group (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by any contract, or otherwise or (iii) has ever been a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(m)           Each Acquired Company has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former service provider, equity interest holder, or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. Each Acquired Company has consistently treated any workers that it treats as independent contractors (and any similarly situated workers) as independent contractors for purposes of Section 530 of the Revenue Act of 1978.

(n)            Each Acquired Company has timely and properly collected all sales, use, value-added, and similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Body. Each Acquired Company has properly requested, received and retained all necessary resale certificates, exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.

(o)            No claim has ever been made in writing by an authority in a jurisdiction where any Acquired Company does not file Tax Returns that an Acquired Company may be subject to taxation by that jurisdiction.

(p)            No Acquired Company has deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 451(c), 455, 456 or 460 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective).

(q)            Each employee benefit plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code has been administered and drafted or amended, in such a manner so that the additional tax described in Section 409A(1)(B) of the Code will not be assessed against any individual participating in any such Nonqualified Deferred Compensation Plan with respect to benefits due or accruing thereunder. No employee benefit plan that would have been a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004.

(r)             An election pursuant to Section 83(b) of the Code was timely and properly filed in connection with any transfer described in Section 83(a) of the Code of capital stock of the Company subject to a “substantial risk of forfeiture” (as defined in Section 83 of the Code and the Treasury Regulations promulgated thereunder) at the time of such transfer and the Company has a copy of each such election.

(s)            No Acquired Company has requested or received a ruling from any Governmental Body or signed any binding agreement with any Governmental Body that might impact the amount of Tax due from the Parent or its Affiliates (including following the Closing, for the avoidance of doubt, the Acquired Companies) after the Closing Date.

(t)             No Acquired Company has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

2.17         Employee and Labor Matters.

(a)            Part 2.17(a) of the Company Disclosure Schedule contains a list of all current Company Employees as of the date of this Agreement (other than contractors listed in Part 2.17(e) of the Company Disclosure Schedule), and correctly reflects: (i) their dates of employment; (ii) their positions; (iii) their Fair Labor Standards Act classification as exempt or non-exempt, (iv) their actively at work status, and, if on leave, type of leave and expected date of return, (v) their rate of base wage pay or base annual salary; (vi) any other compensation payable to them (including housing or automobile allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); and (vii) any agreements between them and any of the Acquired Companies with respect to changes or additions to their compensation or benefits. No Acquired Company is, or has ever been, bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Company Employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any current Company Employees. No Acquired Company is engaged, or has ever been engaged, in any unfair labor practice of any nature. No Acquired Company has had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Company Employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute.

(b)           The employment of each of the current Company Employees is terminable by the applicable Acquired Company at will. The Company has delivered to Parent true, accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company Employees.

(c)            To the Knowledge of the Company, as of the date of this Agreement, no current Company Employee: (i) intends to terminate such Company Employee’s employment with the applicable Acquired Company; (ii) has received an offer to join a business that may be competitive with the Acquired Companies’ business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material adverse effect on (A) the performance by such employee of any of such Company Employee’s duties or responsibilities as an employee of the Acquired Companies; or (B) the Acquired Companies’ business or operations.

(d)            No Acquired Company has employed (or ever employed) any Person who is an employee for purposes of social security contributions and/or fiscal legislation for whom all applicable wage tax or social security contributions have not been paid. The Acquired Companies have paid in full, when due, all social security contributions, including the amounts due to the competent social security for occupational accidents. No Acquired Company employs (or has ever employed) any employees with special protection against termination whose employment relationship can only be terminated for cause.

(e)            Part 2.17(e) of the Company Disclosure Schedule sets forth, with respect to each independent contractor used by any of the Acquired Companies as of the date of this Agreement: (i) the name of such independent contractor and the date as of which such independent contractor was originally engaged by an Acquired Company; (ii) a brief description of such independent contractor’s duties and responsibilities; and (iii) fees paid by the Acquired Companies from January 1, 2018 through the date hereof.

(f)             No current or former independent contractor, consultant or similar non-employee third party of the Acquired Companies could be deemed to be a misclassified employee for any purposes, including, without limitation, tax withholding and provision of benefits. No independent contractor, consultant or similar non-employee third party is eligible to participate in any Company Employee Plan. Except as set forth on Part 2.17(e) of the Company Disclosure Schedule, no Acquired Company has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Acquired Companies.

(g)            There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened in writing, relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any of the Acquired Companies and any Company Employee, including charges of unfair labor practices or harassment complaints.

2.18         Company Employee Plans and Compensation.

(a)             Part 2.18(a) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Company Employee Agreement relating to the employment of, or the performance of services by, any Company Employee. None of the Acquired Companies intends, or has committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Laws, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(b)             As applicable with respect to each Company Employee Plan, the Company has delivered to Parent: (i) true, accurate and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iii) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (iv) the annual reports (Form 5500 series) for the last complete plan year; (v) all material written materials provided to any current Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans during the prior three (3) years, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Acquired Companies; (vi) all material correspondence to or from any Governmental Body relating to any Company Employee Plan during the prior three (3) years; and (vii) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan.

(c)            No Acquired Company has established or maintained: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan that is subject to any of the Laws of any jurisdiction outside of the United States; or (iii) any Company Employee Plan that covers or has covered Company Employees whose services are or have been performed primarily outside of the United States.

(d)            No Company Employee Plan provides (except at no cost to the Acquired Companies), or reflects or represents any liability of the Acquired Companies to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable Laws. Other than commitments made that involve no future costs to the Acquired Companies, to the Knowledge of the Company, no Acquired Company has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to the Company Employees as a group) or any other Person that the Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Laws.

(e)            The Acquired Companies have performed in all material respects all obligations required to be performed by it under each Company Employee Plan and is not in default or violation of, and to the Knowledge of the Company, no other Person is under default or violation of, the terms of any Company Employee Plan. Each Company Employee Plan has been established and maintained substantially in accordance with its terms and in compliance in all material respects with all applicable Laws. The Acquired Companies have made all contributions and other payments required by and due under the terms of each Company Employee Plan. Except as set forth in Part 2.18(e) of the Company Disclosure Schedule: (i) none of the Acquired Companies or any trade or business (whether or not incorporated) which is treated as a single employer with any of the Acquired Companies is subject to any liability or penalty under Sections 4976 through 4980D of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (ii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Sections 4062, 4063 or 4041 of ERISA has occurred; (iii) no Company Employee Plan is covered by Title IV of ERISA; and (iv) no compensation paid or payable to any employee of the Acquired Companies has been, or will be, non-deductible by reason of application of Section 162(m) of the Code. No Company Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(f)             Except as set forth in Part 2.18(f) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute an event (either alone or upon the occurrence of any additional or subsequent events) under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(g)            Except as set forth in Part 2.18(g) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any Company Employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(h)                Each of the Acquired Companies: (i) is, and at all times has been, in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees; (ii) has withheld and reported all amounts required by applicable Laws or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Laws applicable to the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, or other benefits or obligations for Company Employees (other than routine payments to be made in the ordinary course of business and consistent with past practices of the Company). There are no claims or Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Acquired Companies under any worker’s compensation policy or long-term disability policy.

(i)                 There are no claims or Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against any of the Company Employee Plans, the assets of any of the Company Employee Plans, or the Company Employee Plan administrator or any fiduciary of the Company Employee Plans with respect to the operation of such Company Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Company Employee Plan, and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such claims or Legal Proceedings.

2.19           Environmental Matters. Each of the Acquired Companies is, and has been at all times, in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Acquired Companies of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof. None of the Acquired Companies has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Company Employee or otherwise, that alleges that any of the Acquired Companies is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that would be expected to cause the Acquired Companies not to be in compliance with any Environmental Law in the future. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Acquired Companies has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Company Employee or otherwise, that alleges that such current or prior owner, lessee, operator or any of the Acquired Companies is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Acquired Companies pursuant to Environmental Laws are identified in Part 2.19 of the Company Disclosure Schedule.

2.20           Insurance.

(a)                Part 2.20(a) of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of any of the Acquired Companies and identifies the annual premium applicable thereto and any material claims made thereunder. Each of the insurance policies identified in Part 2.20(a) of the Company Disclosure Schedule is in full force and effect. The Company has delivered to Parent true, accurate and complete copies of all of the insurance policies identified in Part 2.20(a) of the Company Disclosure Schedule (including all renewals thereof and endorsements thereto).

(b)                Part 2.20(b) of the Company Disclosure Schedule identifies: (i) each pending application for insurance that has been submitted by or on behalf of any of the Acquired Companies; and (ii) each self-insurance or risk-sharing arrangement affecting the Acquired Companies or any of their assets. The Company has delivered to Parent true, accurate and complete copies of all of the pending applications identified in Part 2.20(b) of the Company Disclosure Schedule.

(c)                None of the Acquired Companies has ever received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.21           Related Party Transactions. Except as set forth in Part 2.21 of the Company Disclosure Schedule: (a) no Company Related Party has, and no Company Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the Acquired Companies’ business; (b) no Company Related Party is, or has at any time been, indebted to the Company; (c) no Company Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Acquired Companies; (d) no Company Related Party is competing, or has at any time competed, directly or indirectly, with any of the Acquired Companies; and (e) no Company Related Party has any claim or right against any of the Acquired Companies (other than rights to receive compensation for services performed as a Company Employee).

2.22           Legal Proceedings; Orders.

(a)                There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies or any Person whose liability the Acquired Companies has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any Company Equity, or any option or other right to Company Equity, or right to receive consideration as a result of this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. No Legal Proceeding involving claims in excess of $10,000 has been commenced by, and no Legal Proceeding involving claims in excess of $10,000 has been pending against any of the Acquired Companies.

(b)                None of the Acquired Companies has ever been subject to any Legal Proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries.

(c)                There is no reasonable basis for any of the foregoing. None of the Acquired Companies is subject to any judgment, Order or decree of any court or other Governmental Body, and the no Acquired Company has received any notice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liabilities. To the Knowledge of the Company, no officer or other employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Acquired Companies’ business. There are no actions, suits, proceedings (including any arbitration proceedings), Orders, investigations or claims pending or, to the Knowledge of the Company, threatened against or affecting any Stockholder in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement.

2.23           Bank Accounts. Part 2.23 of the Company Disclosure Schedule sets forth, with respect to each account maintained by or for the benefit of the Acquired Companies at any bank or other financial institution: (a) the name and location of the bank or other financial institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; (c) the type of account; (d) the current balance of such account; and (e) the names of all individuals authorized to draw on or make withdrawals from such account.

2.24           Certified Closing Report. All of the information contained in the Certified Closing Report will be complete and accurate immediately prior to the Effective Time. The allocation of the Aggregate Available Parent Common Stock set forth in Section 1.5 and the Certified Closing Report will comply with all applicable Laws, the Company’s Organizational Documents and all other plans and Contracts to which the Company or any securityholder of the Company is party to or by which the Company or any securityholder is bound.

2.25           Indebtedness. Except as set forth on Part 2.25 of the Company Disclosure Schedule, no Acquired Company has any Indebtedness except for Indebtedness arising in the ordinary course of business, which will be satisfied and discharged by the Company as of immediately prior to the Closing.

2.26           OFAC. None of the Acquired Companies or any Representative of the Acquired Companies, or, to the Knowledge of the Company, any other Person acting for or on behalf of any of the Acquired Companies has: (a) been or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); or (b) engaged or is currently engaging in any business or other dealings with, in, involving, or relating to (i) any country subject to a comprehensive embargo under the sanctions administered by OFAC, or (ii) any Person subject to sanctions administered by OFAC.

2.27           Import/Export Control.

(a)                The Acquired Companies have obtained all approvals necessary for exporting its products and services outside of the United States and importing such products and services into any country in which such products or services are now sold, provided or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current and in full force and effect.

(b)                None of the Acquired Companies has received notice of any violation of any applicable export Law, nor, to the Knowledge of the Company, is there any Law, regulation, order, or pending action or proceeding that restricts, or that could reasonably be expected to restrict, in any manner, the development, use, export, import, transfer or licensing of any of the products or services of any of the Acquired Companies or the Intellectual Property Rights of the Acquired Companies or that could reasonably be expected to affect the validity, use, registration or enforceability of any Intellectual Property Rights of the Acquired Companies.

2.28           Certain Payments. None of the Acquired Companies has, and no manager, officer, employee, agent, consultant or other Person associated with or acting for or on behalf of the Acquired Companies has, at any time, directly or indirectly:

(a)                used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, including without limitation any payments made in violation of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b)                made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Acquired Companies;

(c)                made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d)                performed any favor or given any gift which was not deductible for federal income tax purposes;

(e)                made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f)                 agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(e)” above.

2.29           Personal Information and Privacy. Except as may be set forth in Part 2.29 of the Company Disclosure Schedule:

(a)                Each of the Acquired Companies has been and is now in compliance with the requirements of all Privacy Laws applicable to it which govern the collection, use and disclosure of Personal Information;

(b)                Part 2.29(b) of the Company Disclosure Schedule sets forth and describes each distinct electronic or other database containing (in whole or in part) Personal Information maintained by or for the Acquired Companies at any time (each, a “Company Database”), the types of Personal Information in each such database, the means by which the Personal Information was collected, and the security policies that have been adopted and maintained with respect to each such database;

(c)                Part 2.29(c) of the Company Disclosure Schedule sets forth each privacy policy of the Acquired Companies and any other industry privacy code or privacy procedures to which any of the Acquired Companies subscribes or is bound which governs its collection, use and disclosure of Personal Information (each, a “Privacy Policy”) and identifies, with respect to each Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Privacy Policy apply to the data or information collected under such Privacy Policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Privacy Policy to data or information previously collected under such Privacy Policy;

(d)                there is no complaint to or audit, proceeding, investigation or claim against, or threatened against, the Acquired Companies by any Governmental Body, or by any Person in respect of the collection, use or disclosure of Personal Information by any Person in connection with the business of the Acquired Companies;

(e)                (i) no breach or violation of any such Privacy Policy has occurred or, to the Knowledge of the Company, is threatened, and (ii) there has been no unauthorized or illegal uses of or access to any of the data or information in any of the Company Databases;

(f)                 Each of the Acquired Companies has complied at all times and in all respects with all of the Privacy Policies and all applicable Laws pertaining to privacy, User Data or Personal Information;

(g)                none of the (i) execution, delivery or performance of this Agreement (or any of the other ancillary agreements), (ii) consummation of any of the transactions contemplated by this Agreement (or any of the other ancillary agreements), or (iii) Parent’s possession or use of the User Data or any data or information in any of the Company Databases, will result in any breach or violation of any Privacy Policy or any Laws pertaining to privacy, User Data or Personal Information.

2.30           Brokers; Other Service Providers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquired Companies. Except for the Company’s legal counsel, no Person is entitled to receive any fee or other amount from the Company for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.

2.31           Complete Copies of Materials. The Company has made delivered true, accurate and complete copies of each document which has been requested by Parent or its counsel in connection with their legal and accounting review of the Acquired Companies.

2.32           No Existing Discussions. None of the Acquired Companies or any Representative of the Acquired Companies is currently engaged, directly or indirectly, in any discussions with any Person (other than Parent and Merger Sub) relating to any Acquisition Transaction.

2.33           Full Disclosure. To the Knowledge of the Company, none of the representations or warranties made by the Company in this Agreement (as modified by the Company Disclosure Schedule), and none of the statements made in the Company Closing Certificate, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the representations, warranties or statements contained herein or therein, in the light of the circumstances under which such statements were made, not misleading.

3.	Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub, jointly and severally, hereby represent and warrant, to the Company, as follows as of the date of this Agreement and as of the Closing Date:

3.1               Due Organization; Etc.

(a)                Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations in all material respects under all Contracts of Parent or Merger Sub, as applicable.

(b)                Parent is qualified to do business in California and Delaware and is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified would not have a Parent Material Adverse Effect. Merger Sub is not required to be qualified, authorized, registered or licensed to do business as a corporation in any jurisdiction other than Delaware. Parent and Merger Sub have never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name other than the names under which Parent and Merger Sub are currently incorporated.

3.2               Authority; Binding Nature of Agreement.

(a)                Each of Parent and Merger Sub has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to be executed and delivered thereby, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it is or will be a party have been duly and properly authorized by all requisite corporate action in accordance with applicable Law and with its organizational documents. This Agreement and each of the Ancillary Agreements to which either Parent and Merger Sub is or will be a party have been or will be duly executed and delivered by Parent and Merger Sub, as applicable, and, assuming due and valid execution and delivery by each of the other parties hereto and thereto, constitute the legal, valid and binding obligation of Parent or Merger Sub, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

(b)                No state or foreign takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

3.3               Non-Contravention; Consents. Neither (A) the execution, delivery or performance of this Agreement or the Ancillary Agreements; nor (B) the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements, will, directly or indirectly (with or without notice or lapse of time):

(a)                contravene, conflict with or result in a violation of: (i) any of the provisions of the Organizational Documents of Parent or Merger Sub; or (ii) any resolution adopted by the stockholders of Parent or Merger Sub, the board of directors of Parent or Merger Sub or any committee of the board of directors of Parent or Merger Sub;

(b)                contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any Order to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject;

(c)                contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or Merger Sub or that otherwise relates to the business of Parent or Merger Sub or to any of the assets owned or used by Parent or Merger Sub; or

(d)                contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent or Merger Sub, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Contract; (ii) accelerate the maturity or performance of any such Contract; or (iii) cancel, terminate or modify any such Contract, in each case which would result in a Parent Material Adverse Effect.

Neither Parent nor Merger Sub is, nor will be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the Ancillary Agreements; or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements; except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.4               Legal Proceedings. There is no pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened to commence any Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

3.5               Merger Sub. Merger Sub is a direct wholly-owned subsidiary of Parent and: (a) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement; (b) has engaged in no other business activities; and (c) has conducted its operations only as contemplated by this Agreement. All of the issued and outstanding equity of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Encumbrances, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights and other encumbrances of any nature whatsoever.

3.6               Valid Issuance. The shares of Parent Common Stock to be issued pursuant to Section 1.9 will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.7               Brokers; Other Service Providers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub. Except for Parent’s and Merger Sub’s legal counsel, no Person is or may become entitled to receive any fee or other amount from Parent or Merger Sub for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.

4.	Certain Covenants of the Company

4.1               Access and Investigation. During the period from the date of this Agreement through the Closing Date or earlier termination of this Agreement in accordance with the terms of this Agreement (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access to the facilities of the Acquired Companies and to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request.

4.2               Operation of the Company’s Business. During the Pre-Closing Period, the business and operations of the Acquired Companies shall be run in the ordinary course and, in furtherance of such obligation, the Company shall, and shall cause the Acquired Companies to, keep and maintain its assets and properties in good operating condition and use its commercially reasonable efforts consistent with good business practice to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with material customers, suppliers, contractors, licensors, licensees and others having business dealings with it, keep its intellectual property unencumbered, keep its policies of insurance, or comparable insurance, in full force and effect, and pay all Indebtedness, Taxes and other obligations when due. Without limiting the generality of the foregoing, without the written approval of Parent, the Acquired Companies shall not:

(a)                (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to any stockholder in its capacity as such; (ii) split, combine or reclassify any of its capital stock or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) purchase, redeem or otherwise acquire any shares of its capital stock or other securities; or (iv) waive or otherwise fail to take any action to repurchase shares of outstanding capital stock or other securities pursuant to any right or agreement that the Company may have with any stockholder;

(b)                issue, deliver, sell, pledge, dispose of, or otherwise encumber, or alter or modify the rights or obligations of, any shares of its capital stock or other securities (including any rights, warrants or options to acquire any shares of its capital stock or other securities);

(c)                amend or permit the adoption of any amendment to the Organizational Documents of any of the Acquired Companies, or effect, or permit any of the Acquired Companies to become a party to, any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(d)                except as contemplated by this Agreement, form any Subsidiary or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

(e)                alter through merger, liquidation, reorganization, restructuring or in other fashion its corporate structure;

(f)                 voluntarily dissolve or liquidate;

(g)                make any capital expenditure;

(h)                enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract or any Contract, lease, agreement or instrument that would be required to be set forth in Part 2.13(a) of the Company Disclosure Schedule if it were entered into on or prior to the date of this Agreement, or amend or terminate, or waive, release, assign, exercise, or permit to lapse any right or remedy under, any Material Contract or any Contract, lease, agreement or instrument that would be required to be set forth in Part 2.13(a) of the Company Disclosure Schedule if it were entered into on or prior to the date of this Agreement;

(i)                 acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease, license or encumber, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed, encumbered or disposed of by the Acquired Companies in the ordinary course of business consistent with past practice and not having a value, or not requiring payments to be made or received, in excess of $2,500 individually, or $5,000 in the aggregate), or waive or relinquish any claim or right;

(j)                 delay any regularly-scheduled maintenance of the Acquired Companies’ assets, or otherwise take any action with respect to such assets outside of the ordinary course of business or inconsistent with the Company’s past practice;

(k)                repurchase or prepay any Indebtedness, or incur any Indebtedness in excess of $5,000, or guarantee any Indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(l)                 grant, create, incur or suffer to exist any Encumbrance on the assets of the Acquired Companies that did not exist on the date of this Agreement or write down the value of any asset or investment on the books or records of the Acquired Companies, except for depreciation and amortization in the ordinary course of business consistent with the Company’s past practice;

(m)              make any loans, advances or capital contributions to, or investments in, any other Person;

(n)                file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of indebtedness in bankruptcy or other similar requirements of law now or hereafter in effect, consent to the entry of an order for relief in an involuntary case under any such requirements of law or apply for or consent to the appointment of a rescuer, liquidator, assignee, custodian or trustee (or similar office) of the Acquired Companies;

(o)                enter into the active management of a business that is not primarily related to, or in furtherance of, being a pharmaceutical company focused on the research, development and commercialization of proprietary healthcare products;

(p)                transfer or license to any person any rights to any Company IP;

(q)                enter into any contract for the purchase of real property or any option to extend a lease or other agreement to lease or hold real property;

(r)                 make any change in the accounting policies applied in the preparation of the Company’s financial statements, except as required by GAAP;

(s)                 hire any employee, or engage any independent contractor whose relationship may not be terminated by the Acquired Companies on 30 days’ notice or less;

(t)                 increase salaries or enter into, adopt or amend any bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into or amend any employee benefit plan or employment, consulting or management agreement, other than: (i) any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its continued compliance with applicable Law, or (ii) in the ordinary course of business; provided that no such plan, agreement or arrangement (or amendment thereto) shall provide for severance or similar payments;

(u)                pay or commit to pay any bonus to any officer or employee, or make any other change in the compensation of its employees, other than payments, commitments or changes made in accordance with the Company’s normal compensation practices or pursuant to contractual obligations in effect as of the date of this Agreement or as required by applicable Law;

(v)                make or change any Tax election or change any method of Tax accounting, settle or compromise any Tax Liability or claim, file any amended Tax return, enter into any closing agreement relating to any Tax, agree to an extension of a statute of limitations with respect to a Tax Liability, surrender any right to claim a Tax refund, prepare any Tax Returns in a manner materially inconsistent with past practices with respect to the treatment of items on prior Tax Returns, incur any material Tax Liability other than in the ordinary course of business consistent with past practice, or file any Tax Return in a jurisdiction where such Acquired Company did not file a Tax Return of the same type in the immediately preceding Tax period;

(w)              commence, settle or compromise any Legal Proceedings related to or in connection with the Acquired Companies’ business;

(x)                enter into any other agreement or commitment to take any action in contravention of the obligations set forth in this Agreement;

(y)                terminate, amend, or fail to renew or preserve any material Governmental Authorization; or

(z)                agree or commit to take any of the actions described in clauses “(a)” through “(y)” above.

4.3               Notification; Updates to Company Disclosure Schedule.

(a)                During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(i)                 the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement (as modified by the Company Disclosure Schedule);

(ii)               any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii)             any breach of any covenant or obligation of the Company in this Agreement; and

(iv)              any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

(b)                If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement (including for purposes of indemnification pursuant to Section 9); or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

4.4               No Negotiation. During the Pre-Closing Period, the Company shall not (and the Company shall cause its Affiliates, officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors, and other agents not to), directly or indirectly:

(a)                solicit, initiate or encourage (including by way of furnishing any information relating to the Company), or induce or take any other action which could reasonably be expected to lead to the making, submission or announcement of, any proposal or inquiry that constitutes, or could reasonably be likely to lead to, an Acquisition Transaction;

(b)                other than informing Persons of the provisions contained in this Section 4.4, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Transaction or otherwise take any action to facilitate or induce any effort or attempt to make or implement an Acquisition Transaction;

(c)                approve, endorse, recommend or enter into any Acquisition Transaction or any letter of intent, memorandum of understanding or Contract contemplating an Acquisition Transaction or requiring the Company to abandon or terminate its obligations under this Agreement; or

(d)                agree to do any of the foregoing.

The Company agrees to notify Parent promptly if any Person makes any proposal, offer, inquiry or contact with respect to an Acquisition Transaction and provide Parent with a description of the material terms thereof. The Company shall immediately cease and cause to be terminated any existing discussions with any Person (other than Parent) concerning any proposal relating to an Acquisition Transaction. With respect to the Persons with whom discussions or negotiations have been terminated, the Company shall use its commercially reasonable efforts to obtain the return or destruction of, in accordance with the terms of any applicable confidentiality agreement, any confidential information previously furnished to any such Person by the Company or any of its officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors or other agents. The Company shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, without the prior written consent of Parent.

4.5               Purchaser Representative. During the Pre-Closing Period, the Company shall facilitate the appointment of a “purchaser representative” as defined by Rule 501(h) of Regulation D under the Securities Act, by each holder of Company Capital Stock immediately prior to the Effective Time who is not an Accredited Investor to the extent such appointment is required to comply with applicable Laws in connection with the issuance of the Aggregate Available Parent Common Stock.

4.6               Section 280G. The Company shall (a) take such steps necessary to secure from each Person who is a “disqualified individual” under Section 280G(c) of the Code and who has a right to any severance payments, accelerated vesting and payment of options and other payments, which would be deemed to constitute “parachute payments” under Section 280G of the Code (the “Potential 280G Payments”), a waiver of such Person’s rights to some or all of the Potential 280G Payments (the “Waived Benefits”) so that all remaining Potential 280G Payments applicable to such Person shall not be deemed to be “parachute payments” that would not be deductible under Section 280G of the Code and subject to the imposition of additional tax under Section 4999 of the Code; and (b) seek approval of its Stockholders of the payment of the Waived Benefits in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1 (the “280G Approval”). In addition, the Company shall deliver to Parent, prior to seeking the 280G Approval; drafts of such 280G Approval and related analysis, for Parent review and comment, in order to ensure Parent is reasonably satisfied that the 280G Approval will be solicited in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1, and shall not distribute such 280G Approval unless Parent is reasonably satisfied of such. To the extent that the 280G Approval is not obtained with respect to any Waived Benefits, such Waived Benefits will not be paid or provided.

5.	Additional Covenants of the Parties

5.1               Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement: (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; and (b) shall use all commercially reasonable efforts to obtain Consents as set forth on Schedule 5.1, as it may be updated from time to time prior to Closing. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

5.2               Public Announcements. None of the Acquired Companies, the Stockholders’ Representative, or any of their respective Affiliates, or any of their or their Affiliates’ respective officers, directors, managers, employees, partners, agents, advisors, or other representatives shall issue or cause the publication of any press release or other public announcement relating to this Agreement, any Ancillary Agreement, or the transactions contemplated hereby or thereby (whether before or after the Closing) without the prior written consent of Parent, except as such Person believes in good faith and based on reasonable advice of counsel is required by applicable Law or by applicable rules of any stock exchange or quotation system on which such Person or its Affiliates lists or trades securities (in which case the disclosing Person will advise Parent in writing before making such disclosure). Parent shall allow the Company reasonable time to review and comment on (which comments shall be considered in good faith) any press release or other public announcement Parent makes in respect of this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (whether before or after the Closing).

5.3               Commercially Reasonable Efforts. During the Pre-Closing Period, (a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use commercially reasonable efforts to cause conditions set forth in Section 7 to be satisfied on a timely basis.

5.4               Employee Matters; Termination of 401(k) Plan.

(a)                During the Pre-Closing Period, Parent may communicate with Company Employees regarding post-Closing employment matters with Parent or any affiliate of Parent, including compensation and applicable employee benefit plans. The Company shall take all necessary action to terminate the employment of all Company Employees other than those Company Employees set forth on Schedule 5.4 (the “Offered Employees”). With respect to the Offered Employees, Parent shall make an offer of employment providing (a) compensation and benefits substantially equivalent to the compensation and benefits provided to similarly situated Parent employees, subject to the terms of the applicable plan or arrangement, and (b) service credit based on length of service with the Company for purposes of eligibility to the extent permissible under applicable Law.  The Company shall take all necessary action to terminate of the employment of each Company Employee who does not accept a written offer of employment from Parent at least two (2) business days prior to the Closing Date.

(b)                Effective no later than the day immediately prior to the Closing Date, the Company shall terminate the Company’s 401(k) Profit Sharing Plan (the “401(k) Plan”), unless Parent provides written notice to the Company no later than three (3) Business Days prior to the Closing Date that such plan shall not be terminated. Unless Parent provides such written notice to the Company, the Company shall provide Parent with evidence that the 401(k) Plan has been terminated as described in the preceding sentence, pursuant to resolutions of the Company’s board of directors. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating the 401(k) Plan as Parent may reasonably require. In the event that termination of the 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than two (2) Business Days prior to the Closing Date.

5.5               Stockholder Approvals; Notice to Stockholders.

(a)                Within twenty-four (24) hours after the execution of this Agreement, the Company shall deliver to Parent the duly executed Written Consent pursuant to such solicitation that is sufficient to fully and irrevocably deliver the Required Vote. The Company shall ensure that the Written Consent is obtained in compliance with, and is valid and effective under, Section 228 of the DGCL and the Organizational Documents of the Company.

(b)                Contemporaneously with the Closing, the Company shall deliver to each Stockholder that did not execute and deliver a counterpart to the Written Consent the notice required by Section 228(e) of the DGCL, which notice shall include the notice to stockholders required by Section 262 of the DGCL (and under any other applicable Law regarding appraisal rights of stockholders) of the approval of the Merger and that appraisal rights are available.

5.6               Registration and Certain Other Rights.

(a)                Definitions. The following definitions will apply to this Section 5.6.

(i)                 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any other Registration Statement under the Securities Act that permits incorporation of substantial information by reference to other documents filed by Parent with the SEC.

(ii)               “Permitted Transferee” means (A) with respect to any Stockholder who is a natural Person, (1) any member of such Stockholder’s immediate family (which shall include any spouse, lineal ancestor or descendant or sibling) or a trust for the exclusive benefit of, or any Person all of the equity interests of which are owned by, such Stockholder’s immediate family, or (2) a trust in respect of which such Stockholder serves as trustee or (B) with respect to any Stockholder who is a trust, any Person who is a beneficiary of such trust or a majority of the equity interests of which are beneficially owned by such trust, provided in each case the Permitted Transferee executes a counterpart signature page to this Agreement, pursuant to which such Permitted Transferee agrees to be bound by the terms of this Section 5.6.

(iii)             “Register,” “registered,” and “registration” shall refer to a registration under the Securities Act effected by preparing and (A) filing a Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such Registration Statement or (B) filing a prospectus and/or prospectus supplement in respect of an appropriate effective Registration Statement on Form S-3.

(iv)              “Registrable Securities” means (A) the issued shares of Parent Common Stock representing the Closing Merger Consideration, and (B) any equity securities of the Company issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (A) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization; provided that, such securities will cease to be Registrable Securities upon the earliest to occur of (1) when they are sold pursuant to an effective Registration Statement under the Securities Act, or (2) when they become eligible for sale without restriction pursuant to Rule 144 (including Rule 144(c)).

(v)                “Registration Expenses” means all expenses incurred by Parent in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 5.6, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for Parent and of one firm of counsel for all Stockholders (not to exceed $15,000), blue sky fees and expenses, expenses of Parent’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses.

(vi)              “Registration Statement” means any registration statement of Parent filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

(vii)            “Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such rule.

(viii)          “Selling Expenses” means all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of financial advisors for the Stockholders and all similar commissions relating to the Stockholders disposition of Registrable Securities.

(b)                Registration Rights. Subject to the terms and conditions of this Agreement and Parent’s receipt of information from the Stockholders that is required to be included in a Form S-3 regarding the Stockholders, Parent hereby agrees to prepare and file with the SEC (i) a Registration Statement or (ii) to the extent permitted by the rules and regulations of the SEC, a prospectus supplement in respect of an appropriate effective Registration Statement on Form S-3 in each case for the purpose of registering the resale of all of the Registrable Securities as soon as reasonably practicable after the Closing Date; provided that Parent may exclude the Registrable Securities of any Stockholder that has not complied with the provisions of this Section 5.6 or has notified Parent in writing of its election to exclude all of its Registrable Securities from such Registration Statement. A draft of such Registration Statement or prospectus supplement shall be provided to the Stockholders and their counsel for their review and comment a reasonable time prior to its filing. Parent shall use commercially reasonable efforts to keep any Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of all Registrable Securities until the earlier of (A) the date on which all Registrable Securities covered by such Registration Statement have been sold and any required prospectus delivery period with respect to such sale shall have expired, and (B) the date on which all Registrable Securities covered by such Registration Statement may be sold without restriction pursuant to Rule 144 (including Rule 144(c)).

(c)                Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by Parent. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the Stockholders.

(d)                Obligations of Parent.

(i)                 Parent shall use commercially reasonable efforts to file the Registration Statement within 30 days of the Closing Date.

(ii)               Parent shall use commercially reasonable efforts to cause the Registration Statement to become effective within 90 days of the Closing Date; provided, however, that if the Registration Statement has not yet been declared effective by the SEC because the SEC’s review and comment process in respect thereof is ongoing, such date shall be automatically extended to the date that is within 120 days of the Closing Date. Parent shall notify the Stockholders by e-mail as promptly as practicable after any Registration Statement becomes effective or any prospectus or prospectus supplement has been filed and shall simultaneously provide the Stockholders with copies of any related prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

(iii)             Parent shall use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the applicable Registration Statement and the prospectus or prospectus supplement used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; provided, however, that Parent shall have no obligation to amend any Registration Statement to give effect to any transfers effected by the Stockholders.

(iv)              Parent shall use its commercially reasonable efforts to procure the cooperation of Parent’s transfer agent in settling any sale or transfer of Registrable Securities.

(v)                If requested by a Stockholder, Parent shall promptly include in a prospectus supplement or amendment such information as the Stockholder may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after Parent has received such request; provided, however, that Parent shall have no obligation to file any prospectus supplement or amendment to give effect to any transfers effected by the Stockholders.

(vi)              Parent shall promptly notify each Stockholder who holds Registrable Securities at any time when a prospectus relating to the sale of Registrable Securities is required to be delivered under the Securities Act of the happening of any event, as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of a seller of Registrable Securities promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

(vii)            Parent shall advise each Stockholder of Registrable Securities promptly after it shall receive notice or obtain knowledge thereof, of (A) the issuance of any stop order, injunction or other order or requirement by the SEC suspending the effectiveness of any Registration Statement or the initiation or threatening of any Legal Proceeding for such purpose, (B) the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or “blue sky” laws or the initiation or threat of initiation of any Legal Proceedings for that purpose, and (C) the removal of any such stop order, injunction or other order or requirement or Legal Proceeding or the lifting of any such suspension.

(viii)          Parent shall use commercially reasonable efforts to prevent the issuance of any stop order, injunction or other order or requirement suspending the effectiveness of any Registration Statement and obtain as soon as practicable the withdrawal of any such stop order, injunction or other order or requirement that is issued.

(e)                Suspension of Sales. Upon receipt of written notice from Parent that a Registration Statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that Parent’s board of directors has determined in good faith that circumstances exist that make inadvisable use of such Registration Statement, prospectus or prospectus supplement, the Stockholders shall forthwith discontinue use of the Registration Statement until Stockholders have received copies of a supplemented or amended prospectus or prospectus supplement, or the Stockholders are advised in writing by Parent that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by Parent, the Stockholders shall deliver to Parent all copies, other than permanent file copies then in such Stockholder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities in use at the time of receipt of such notice. The total number of days that any such suspension described in this paragraph may be in effect in any 180-day period shall not exceed 30 Business Days.

(f)                 Obligations of the Stockholders. By approving this Agreement and the consummation of the transactions contemplated hereby, and/or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each such Stockholder agrees as follows:

(i)                 Each Stockholder agrees that, upon receipt of any notice from Parent of the occurrence of any event of the kind described in Section 5.6(e) hereof, such Stockholder shall immediately discontinue use of the Registration Statement covering such Registrable Securities until such Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.6(e) hereof or receipt of notice that no supplement or amendment is required and that the Stockholder’s use of the Registration Statement may be resumed. Parent may provide appropriate stop orders to enforce the provisions of this Section 5.6(e).

(ii)                Each Stockholder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to any Registration Statement filed by Parent pursuant to this Agreement.

(iii)               Each Stockholder covenants and agrees that it will notify Parent following the sale of Registrable Securities to a third party as promptly as reasonably practicable, and in any event within 10 days, following the sale of such Registrable Securities.

(iv)               Each Stockholder agrees that it will not effect any disposition or other transfer of the Registrable Securities that would constitute a sale within the meaning of the Securities Act other than transactions exempt from the registration requirements of the Securities Act or pursuant to, and as contemplated in, the Registration Statement, and that it will promptly notify Parent of any material changes in the information set forth in the Registration Statement furnished by or regarding such Stockholder or its plan of distribution.

(g)                 Confidentiality. In the event the filing of any Registration Statement, prospectus or prospectus supplement is deferred pursuant to Section 5.6(e), or a Stockholder’s ability to trade is suspended pursuant to Section 5.6(e), by approving this Agreement and the consummation of the transactions contemplated hereby, and/or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each such Stockholder agrees to treat such information confidentially and to not make public such information.

(h)                 Furnishing Information.

(i)                 Promptly after the Closing Date (and in any event not less than 15 Business Days after the Closing Date), each Stockholder shall deliver to Parent, a fully completed and executed selling stockholder questionnaire, in substantially the form attached as Exhibit I (the “Selling Stockholder Questionnaire”).

(ii)                Stockholders shall not use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of Parent.

(iii)              It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 5.6 that the Stockholders shall furnish to Parent such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to effect the registered offering of their Registrable Securities.

(i)                  Rule 144. With a view to making available the ability of Stockholders to rely upon Rule 144, Parent shall, for so long as any Stockholder or any Permitted Transferee owns any Registrable Securities, (A) make and keep public information regarding Parent available, as those terms are understood and defined in Rule 144, (B) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required to be filed by Parent under the Securities Act and the Exchange Act; and (C) furnish, unless otherwise available at no charge by access electronically to the SEC’s EDGAR filing system, to each Stockholder who holds Registrable Securities promptly upon request (1) a copy of the most recent annual or quarterly report of Parent, and (2) such other reports and documents of Parent so filed with the SEC as such Stockholder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Stockholder to sell any such securities without registration.

(j)                 Registration Statement Indemnification.

(i)                Parent will indemnify and hold harmless each Stockholder Indemnitee against any Damages and Liabilities (or actions in respect thereof) to which he may become subject under the Securities Act or otherwise, insofar as such claims, Damages and Liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, preliminary prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; and shall reimburse Stockholder Indemnitees for any reasonable legal or other expenses reasonably incurred by them in connection with investigating or defending any such claims, Damages and Liabilities (or actions in respect thereof); provided, however, that Parent shall not be required to provide indemnification pursuant to this Section 5.6(j)(i): (A) where the claims, Damages and Liabilities (or actions in respect thereof) are caused by or contained in any information furnished in writing to Parent by a Stockholder (or its representative) or approved by a Stockholder (or its Representative) expressly for use therein; (B) where the claims, Damages and Liabilities (or actions in respect thereof) are caused by a Stockholder’s failure to deliver a copy of the Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendments or supplements thereto (if the same was required by applicable Law to be so delivered); or (C) where the claims, Damages and Liabilities (or actions in respect thereof) relate to offers or sales effected by or on behalf of any Stockholder “by means of” (as defined in Rule 159A) a “free writing prospectus” (as such term is defined in Rule 405) that was not authorized in writing by Parent. This indemnity shall be in addition to any liability Parent may otherwise have.

(ii)               The Stockholders will, jointly and severally, indemnify and hold harmless the Parent and Merger Sub, each legal counsel and each underwriter, broker or other Person acting on behalf of the holders of Registrable Securities and each Affiliate who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) any of the foregoing Persons against all claims, Damages and Liabilities (or actions in respect thereof) resulting from (A) such Stockholder’s failure to comply with the prospectus delivery requirements of the Securities Act, or (B) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, preliminary prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is in writing and was either provided by such Stockholder (or its representative) or approved by such Stockholder (or its Representative) expressly for use in any Registration Statement, prospectus, preliminary prospectus, free writing prospectus or amendment or supplement thereto; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such claims, Damages and Liabilities (or actions in respect thereof). This indemnity shall be in addition to any liability the Stockholders may otherwise have, and shall, for the avoidance of doubt not be subject to Section 9.

5.7               Indemnification of Officers and Directors. Prior to the Closing, the Company shall purchase and fully pay for, at its expense, a six-year “tail” insurance policy with respect to directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (the “Tail Policy”). The cost of such policy shall be paid by the Company (which shall be included in the Transaction Expenses).

5.8               Tax Matters

(a)                The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). No Party shall take any position for federal income tax purposes that is inconsistent with the Intended Tax Treatment unless required by a “determination” within the meaning of Code Section 1313.

(b)                Parent shall, at Parent’s sole cost and expense, prepare and file all Tax Returns of the Acquired Companies required to be filed after the Closing Date with respect to any Pre-Closing Tax Period that are first due after the Closing Date (each, a “Company Tax Return”). Such Company Tax Returns shall be prepared in a manner consistent with prior practices of the Company (except as otherwise required by applicable law). Parent shall provide the Stockholders’ Representative copies of any Company Tax Return that is an Income Tax Return at least thirty (30) days prior to its filing and shall permit the Stockholders’ Representative to review and comment on each such Tax Return and shall make changes reasonably requested by the Stockholders’ Representative. To the extent Parent makes a claim for indemnification under Article 9 of this Agreement with respect to any Taxes due on any Company Tax Return prepared under this Section 5.8(b) that is not an Income Tax Return, such Company Tax Return shall be subject to the foregoing sentence (except that such Company Tax Return will be provided to the Stockholders’ Representative within ten (10) days prior to its filing).

(c)                For all purposes of this Agreement (including the determination of Company Taxes), in the case of any Tax payable with respect to a Straddle Period, the portion of such Tax that is allocable to the portion of such Straddle Period ending on the end of the Closing Date shall: (i) in the case of any Tax based upon or related to income, sales, payroll, or receipts, be determined on the basis of a deemed closing of the Tax year of the Acquired Companies as of the end of the Closing Date, and (ii) in the case of any real, personal, or intangible property Taxes or other similar periodic or ad valorem Taxes, be deemed to be equal to the amount of all such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in such Straddle Period through and including the end of the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period.

(d)                The Stockholders shall cause all Tax sharing, Tax indemnification, or Tax distribution agreements to which any Acquired Company, on the one hand, and any Stockholder or any of its Affiliates (other than an Acquired Company), on the other hand, is a party (excluding this Agreement and any agreement entered into in the ordinary course of business the principal purpose of which is not related to Taxes) to be terminated as of 12:01 a.m. local time on the Closing Date and shall ensure that the Acquired Companies are not bound thereby or have any Liability thereunder with respect to any taxable period.

(e)                All transfer, documentary, sales, use, registration, stamp and other similar Taxes and fees (including any penalties and interest thereon) incurred in connection with the transactions contemplated by this Agreement (together, “Transfer Taxes”) shall be paid 50% by Parent and 50% by the Stockholders’ Representative (on behalf of the Stockholders) when due. Parent shall, at Parent’s expense, file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and the Stockholders’ Representative shall (and shall cause the Stockholders to) cooperate in connection with such filing and (if applicable) join in the execution of any such Tax Returns and other documentation. For the avoidance of doubt, “Transfer Taxes” shall not include any Income Taxes.

(f)                 Parent shall control the conduct and resolution of any claim which involves the assertion of any claim or the commencement of any action relating to Taxes, in each case brought by a Governmental Body, in respect of which an indemnity may be sought pursuant to Section 10.2(e) (a “Tax Claim”); provided, however, that the Stockholders’ Representative may participate in such proceedings at his own expense, and Parent may not enter into any settlement of or otherwise compromise any such Tax Claim without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Parent and the Stockholders’ Representative agree to give prompt written notice to each other of the receipt of any written notice by any of them which involves a Tax Claim; provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder, unless the party who was supposed to receive such notice has been materially prejudiced by such failure. To the extent of any conflict between this Section 5.8(f) and Section 9.5, this Section 5.8(f) shall govern.

(g)                After the Closing Date, Parent will, or will cause the Company to, continue at least one significant historic business line of the Company, or use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d), except that Parent may transfer the Company’s historic business assets (i) to a corporation that is a member of Parent’s “qualified group,” within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of Parent’s “qualified group” have active and substantial management functions as a partner with respect to the Company’s historic business or (B) members of Parent’s “qualified group” in the aggregate own an interest in the partnership representing a significant interest in the Company’s historic business, in each case within the meaning of Treasury Regulation Section 1.368-1(d)(4)(iii).

(h)                Prior to the Closing Date, the Company shall prepare (or cause to be prepared) and deliver to Parent any Income Tax Returns of the Acquired Companies for the taxable year ending December 31, 2019 that have not yet been filed.

6.	Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

6.1               Accuracy of Representations. Each of the representations and warranties of the Company and the Stockholders contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby that are subject to materiality, Company Material Adverse Effect or similar qualifications or exceptions shall be true and correct in all respects on and as of the date of this Agreement and at and as of the Closing as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all respects as of such date), and each of the representations and warranties of the Company contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby that are not subject to materiality, Company Material Adverse Effect or similar qualifications or exceptions shall be true and correct in all material respects on and as of the date hereof and at and as of the Closing as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects as of such date).

6.2               Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3               Stockholder Approval. The adoption of this Agreement shall have been duly approved by the Required Vote.

6.4               Governmental Consents. All filings with and other Consents of any Governmental Body required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Law shall have expired or been terminated.

6.5               Consents. All Consents set forth on Schedule 6.5, as it may be updated from time to time prior to Closing, shall have been obtained and shall be in full force and effect.

6.6               Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)                a certificate to the effect that each of the conditions specified in Sections 6.1, 6.2 and 6.10 is satisfied in all respects, executed by the chief executive officer or chief financial officer of the Company (the “Company Closing Certificate”);

(b)                a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s: (i) certificate of incorporation; (ii) bylaws; (iii) board resolutions approving the consummation of the Merger, the other transactions contemplated by this Agreement, and the execution, delivery, and performance by the Company of its obligations under this Agreement; and (iv) the Written Consent; and (v) a long-form certificate of good standing under the laws of the State of Delaware, dated within 10 Business Days of the Closing Date;

(c)                the Certificate of Merger, duly executed by the Company;

(d)                the Certified Closing Report;

(e)                written acknowledgments pursuant to which the outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of any of the Acquired Companies, or who is otherwise entitled to any compensation from any of the Acquired Companies, in connection with this Agreement, any of the transactions contemplated by this Agreement or otherwise, acknowledges: (i) the total amount of Transaction Expenses payable or has been paid to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement or otherwise; and (ii) that it has been paid in full and is not (and will not be) owed any other amount by the Acquired Companies with respect to this Agreement, the transactions contemplated by this Agreement or otherwise;

(f)                 written resignations of each officer and director of the Acquired Companies, effective as of the Effective Time;

(g)                a statement from the Company, signed by an authorized officer of the Company, that the equity interests in the Company are not “United States real property interests” as defined in Section 897(c)(1) of the Code, such statement in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), and proof reasonably satisfactory to Parent that the Company has provided notice of such statements to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2);

(h)                lock-up agreements, in substantially the form attached hereto as Exhibit H (the “Lock-up Agreement”), executed and delivered by each Person receiving Parent Common Stock;

(i)                 an Investor Questionnaire executed by each Stockholder who has executed a Joinder Agreement that is indicated as an “accredited investor” in the Certified Closing Report and;

(j)                 a Joinder Agreement duly executed by Stockholders holding in the aggregate not less than 90% of the outstanding Company Capital Stock;

(k)                evidence reasonably satisfactory to Parent that the Company has complied with Section 1.5(f);

(l)                 evidence reasonably satisfactory to Parent that the arrangements set forth on Schedule 6.6(l) have been terminated and are of no further force and effect; and

(m)              all other documents required to be entered into by the Company and the Stockholders pursuant to this Agreement or reasonably requested by Parent to convey the Company Equity to Parent or to otherwise consummate the transactions contemplated by this Agreement.

6.7               Release of Encumbrances. The Company shall have delivered, or caused to be delivered, to Parent evidence reasonably satisfactory to Parent that all Encumbrances (other than Permitted Encumbrances) affecting any of the assets of the Acquired Companies, if any, have been released.

6.8               Non-Competition Agreements. The Company shall have delivered to Parent the Non-Competition Agreements, executed by Parent and each of the individuals listed on Schedule 1, and each of the Non-Competition Agreements shall be in full force and effect as of the Closing, shall not have been amended or modified and shall not provide for or require the payment of any consideration to any such individual.

6.9               General Releases. The Company shall have delivered to Parent the General Releases, executed by each of the individuals listed on Schedule 1, and each of the General Releases shall be in full force and effect as of the Closing, shall not have been amended or modified and shall not provide for or require the payment of any consideration to any such individual.

6.10             Absence of Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

6.11              No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.12              No Legal Proceedings. No Governmental Body shall have commenced or threatened to commence any Legal Proceeding: (a) challenging the Merger or any of the other transactions contemplated by this Agreement or seeking the recovery of damages in connection with the Merger or any of the other transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Company; (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other transactions contemplated by this Agreement; or (d) seeking to compel the Company, Parent or any Affiliate of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

6.13              Company Related Party Transactions. The Company shall have delivered, or caused to be delivered, to Parent evidence reasonably satisfactory to Parent, that: (a) all amounts owed to the Acquired Companies by any Stockholder or any Company Related Party have been paid as of the Closing Date; and (b) all debts of the Acquired Companies owed to any Stockholder or to any Company Related Party have been cancelled as of the Closing Date.

6.14              Discharge of Indebtedness. Except with respect to the PPP Loan Amount, the Company shall have delivered, or caused to be delivered, to Parent evidence reasonably satisfactory to Parent that all of the Acquired Companies’ Indebtedness has been satisfied and discharged as of the Closing or will be discharged upon receipt by the holder of such Indebtedness of Parent Common Stock in accordance with Section 1.10(b).

6.15              280G Stockholder Approval. With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code with respect to any Company Employees, the Stockholders shall have (a) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (b) shall have voted upon and disapproved such parachute payments, with the consequence that such “parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to such “parachute payments.”

7.	Conditions Precedent to Obligations of the Company

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of each of the following conditions:

7.1               Accuracy of Representations. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby that are subject to materiality, Parent Material Adverse Effect or similar qualifications or exceptions shall be true and correct in all respects on and as of the date of this Agreement and at and as of the Closing as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all respects as of such date), and each of the representations and warranties of Parent and Merger Sub contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby that are not subject to materiality, Parent Material Adverse Effect or similar qualifications or exceptions shall be true and correct in all material respects on and as of the date hereof and at and as of the Closing as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects as of such date).

7.2               Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3               Governmental Consents. All filings with and other Consents of any Governmental Body required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Law shall have expired or been terminated.

7.4               Parent Compliance Certificate. The Company shall have received a certificate executed on behalf of Parent by the chief executive officer or chief financial officer of Parent containing the representation and warranty of Parent that each of the conditions specified in Sections 7.1 and 7.2 have been duly satisfied in all respects (the “Parent Closing Certificate”).

7.5               No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.6               No Legal Proceedings. No Governmental Body shall have commenced any Legal Proceeding: (a) challenging the Merger or any of the other transactions contemplated by this Agreement or seeking the recovery of damages in connection with the Merger or any of the other transactions contemplated by this Agreement; (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other transactions contemplated by this Agreement; or (c) seeking to compel the Company, Parent or any Affiliate of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

8.	Termination

8.1               Termination Events. This Agreement may be terminated prior to the Closing:

(a)                 by the mutual written consent of Parent and the Company;

(b)                 by either Parent or the Company if the Closing has not taken place on or before 5:00 p.m. (Pacific Time) on September 30, 2020 (the “Expiration Date”), provided that the party seeking to terminate shall not be entitled to terminate pursuant to this Section 8.1(b) if the failure of the consummation was primarily caused by the failure of Parent (if it is seeking to terminate) or the Company (if it is seeking to terminate) to perform in any material respect with any of the covenants or agreements to be performed by it prior to the Closing;

(c)                 by either Parent or the Company if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) there shall be any Law enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

(d)                 by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 6.1 would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(d)); or (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(d)), which breach cannot be cured by the Company by the Expiration Date or, if capable of being cured, shall not have been cured within 10 days after delivery of notice thereof by Parent to the Company or any shorter period of time that remains between the date Parent delivers written notice of such breach and the Expiration Date; provided that Parent shall not be entitled to terminate pursuant to this Section 8.1(d) if such inaccuracy or breach was primarily caused by the failure of Parent to perform in any material respect with respect to any of the covenants or agreements to be performed by it prior to the Closing; or

(e)                 by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(e)); or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(e)), which breach cannot be cured by Parent by the Expiration Date or, if capable of being cured, shall not have been cured within 10 days after delivery of notice thereof by the Company to Parent or any shorter period of time that remains between the date the Company delivers written notice of such breach and the Expiration Date; provided that the Company shall not be entitled to terminate pursuant to this Section 8.1(e) if such inaccuracy or breach was primarily caused by the failure of the Company to perform in any material respect with respect to any of the covenants or agreements to be performed by it prior to the Closing.

8.2               Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(d), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(e), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

8.3               Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the parties shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11, this Section 8.3 and the definitions used in each of the foregoing sections, including those set forth on Exhibit A.

9.	Indemnification, Etc.

9.1               Survival of Representations, Etc.

(a)                General Survival. The representations and warranties contained herein or in any certificate delivered by or on behalf of any party hereto pursuant to this Agreement shall survive the Closing. The indemnification obligations under Section 9.2 with respect to breaches of representations and warranties contained in this Agreement, shall survive the Closing for a period of six (6) months after the Closing Date (the “Termination Date”); provided, however, that the Specified Representations shall survive the Closing and continue until 30 days after the statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to the subject matter of such representations and warranties bars all claims with respect to such subject matter.

(b)                The indemnification obligations under Section 9.2 with respect to breaches of covenants and agreements contained in this Agreement shall survive the Closing and continue until 60 days after the statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to the subject matter of such covenants and agreements bars all claims with respect to such subject matter.

(c)                Notwithstanding anything to the contrary contained herein, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the applicable period set forth above, the indemnification obligations shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Section 9, and the Indemnitors shall indemnify the Indemnitees for all Damages incurred in respect of such claim (subject to any applicable limitations herein), regardless of when such Damages are incurred.

9.2               Indemnitees’ Rights to Indemnification. From and after the Effective Time (but subject to Section 9.1), each of the Stockholders (collectively, the “Indemnitors”) shall, on a several and not joint basis, hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any Third Party Claim) and which arise directly or indirectly from or as a result of:

(a)                any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement or any certificate delivered by or on behalf of the Company pursuant to this Agreement (in each case, without giving effect to any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement);

(b)                (i) any breach by the Company of any of its covenants or agreements contained in this Agreement or any certificate delivered by or on behalf of the Company at the Closing pursuant to this Agreement that is required to be performed at or prior to the Closing and (ii) any breach by the Stockholders’ Representative of any of its covenants or agreements contained in this Agreement or any certificate delivered by or on behalf of the Stockholders’ Representative at the Closing pursuant to this Agreement that is required to be performed after the Closing;

(c)                any inaccuracy or omission of any information set forth or required to be set forth in the Certified Closing Report, regardless whether such inaccuracy or omission is known or unknown at the Closing, including the calculation of the Closing Merger Consideration or in any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that was omitted from the Certified Closing Report;

(d)                any amount in excess of what is payable by Parent in accordance with Sections 1.5 and 1.8 as a result of the exercise by any Stockholder of such Stockholder’s appraisal rights under the DGCL (or under any other any applicable Law);

(e)                any Company Taxes;

(f)                 the Downward Adjustment Amount;

(g)                the (i) amount of any Closing Date Indebtedness that was not taken into account in calculating the Closing Merger Consideration or the Adjusted Merger Consideration, if any, and (ii) the PPP Loan Amount, if such amount is not forgiven by the PPP Lender;

(h)                the amount of any Transaction Expenses charged to the Acquired Companies, Parent or any of their Affiliates that was not taken into account in calculating the Closing Merger Consideration or the Adjusted Merger Consideration, if any; and

(i)                  any Liabilities related to the matters set forth on Schedule 9.2(i).

9.3               Baskets and Caps; Other Limitations.

(a)                The Indemnitors shall not be liable under Section 9.2(a) unless the aggregate Damages incurred by the Indemnitees with respect to all matters for which indemnification is to be provided under Section 9.2(a) exceed $75,000 (the “Basket”). If and when such Basket is met, then the Indemnitors will be liable under Section 9.2(a) for all such Damages in excess of the Basket.

(b)                The aggregate amount required to be paid by the Indemnitors under Section 9.2(a), shall not exceed the amount then remaining in the Escrow Fund (the “General Cap”).

(c)                Notwithstanding anything to the contrary contained herein, (i) the limitations set forth in Section 9.3(a) and Section 9.3(b) shall not apply to Damages by reason of, resulting from or arising out of, any (A) breach of a Specified Representation, or (B) claims of fraud, criminal activity or negligent misrepresentation, and (ii) no indemnification payment made by any Indemnitor by reason of, resulting from or arising out of, any breach of any Specified Representation shall be considered in determining whether the Basket or the General Cap has been exceeded.

(d)                Any Damages payable by the Indemnitors pursuant to Section 9.2 shall be borne by the Indemnitors in accordance with their respective Pro Rata Indemnity Portion, subject to the conditions, qualifications and limitations and other provisions of this Section 9.

(e)                Notwithstanding anything to the contrary contained herein, in the event any Indemnitee is entitled to indemnification pursuant to Section 9.2, no Indemnitor shall have any Liability beyond the possible loss of his, her or its share of the Closing Merger Consideration (as may be adjusted pursuant to Section 1.8), which is paid to such Indemnitor pursuant to this Agreement (which for avoidance of doubt includes such Indemnitor’s Escrow Shares); provided that, for the avoidance of doubt, the maximum Liability of an Indemnitor with respect to indemnification pursuant solely to Section 9.2(a) (other than the Specified Representations) shall be such Indemnitor’s Pro Rata Indemnity Portion of the remaining Escrow Funds.

(f)                 The amount of any Damages for which indemnification is provided under this Article 9 shall be net of any amounts actually recovered by the Indemnitee under existing insurance policies of the Indemnitees (in each case calculated net of actual collection costs and expenses, reimbursement obligations, deductibles, co-payments, and premium adjustments), to the extent such Indemnitee chooses, in its sole discretion and without any obligation to do so, to recover for Damages under existing insurance policies or contribution or similar agreements of such Indemnitee; provided, however, that neither Parent nor any other Indemnitees shall have any obligation or otherwise be required in any way at any time to initiate, seek or await recovery from any insurance carrier or other parties, either prior to or after exercising its rights of indemnity hereunder.

9.4               Indemnification Procedures.

(a)                In the event that any Indemnitee receives notice of the assertion of any claim or of the commencement of any Legal Proceeding by any Person who is not a party hereto or an Affiliate of a party hereto (a “Third Party Claim”) against such Indemnitee, with respect to which the Indemnitors are or may be required to provide indemnification under this Agreement, the Indemnitee shall give written notice regarding such Third Party Claim to the Stockholders’ Representative within 30 days after learning of such Third Party Claim, provided that the failure to so notify the Stockholders’ Representative shall not relieve the Indemnitors of their obligations under this Section 9 except to the extent (and only to the extent) that the Indemnitors incurs greater costs by reason of such failure, and will not relieve such Indemnitors from any other obligation that it may have to an Indemnitee other than under this Section 9. For purposes of this Section 9, (i) any references to the Indemnitor (except provisions relating to an obligation to make payments with respect to the Stockholders’ Representative) shall be deemed to refer to the Stockholders’ Representative (on behalf of the Indemnitors); and (ii) any references to an Indemnitee shall be deemed to refer to Parent on behalf of the applicable Indemnitee.

(b)                The Indemnitor at its option shall be entitled to assume the defense thereof (subject to the limitations set forth below) by (i) delivering written notice to the Indemnitee of its election to assume the defense of such Third Party Claim within 20 days of receipt of notice from the Indemnitee, and (ii) appointing counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense. If the Indemnitor does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the preceding sentence, the Indemnitee shall have the sole right to assume the defense of and to settle such Third Party Claim.

(c)                If the Indemnitor has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Indemnitee other than any fees and expenses of such separate counsel (i) that are incurred prior to the date the Indemnitor assumes control of such defense, (ii) if the Indemnitee reasonably shall have concluded (upon written advice of its counsel) that there may be one or more legal defenses available to such Indemnitee that are not available to the Indemnitor, or (iii) if the Indemnitor may have different, conflicting, or adverse legal positions or interests from the Indemnitee with respect to such Third Party Claim.

(d)                Notwithstanding anything to the contrary contained herein, the Indemnitor shall not be entitled to control the defense of a Third Party Claim (and the Indemnitee shall be entitled to maintain or assume control of the defense of such Third Party Claim, at the Indemnitor’s sole expense) if (i) the Third Party Claim relates to or involves any criminal or quasi criminal Legal Proceeding, (ii) the Third Party Claim seeks an injunction or other equitable relief against the Indemnitee, (iii) the Indemnitee reasonably believes that the Damages relating to the claim could exceed the amount then remaining in the Escrow Fund and not subject to pending claims for indemnification, (iv) the Third Party Claim involves Taxes, (v) there exists a conflict of interest that would make it inappropriate in the judgment of the Indemnitee for the same counsel to represent both the Indemnitee and the Indemnitor, (vi) the Third Party Claim involves a customer or supplier of the Company, (vii) the Third Party Claim relates to any Intellectual Property, or (viii) the Indemnitor fails to diligently pursue or maintain the defense of such Third Party Claim.

(e)                If the Indemnitor shall control the defense of any Third Party Claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of, consenting to the entry of any judgment with respect to or ceasing to defend such Third Party Claim if (i) pursuant to or as a result of such settlement, consent or cessation, injunctive or other equitable relief will be imposed against the Indemnitee, (ii) such settlement, consent or cessations would result in the finding or admission of any violation of Law or other wrongdoing by the Indemnitee; or (iii) such settlement or judgment does not expressly and unconditionally release the Indemnitee from all Liabilities and obligations with respect to such Third Party Claim.

(f)                 Notwithstanding the provisions of Section 11.8(b), each Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which a Legal Proceeding in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that an Indemnitee may have under this Agreement with respect to such Legal Proceeding or the matters alleged therein and agrees that process may be served on each Indemnitor with respect to such claim anywhere.

(g)                In the event any Indemnitee has a claim against any Indemnitor hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnitee, the Indemnitee shall deliver notice of such claim with reasonable promptness to the Indemnitor, provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations under this Section 9 except to the extent (and only to the extent) that the Indemnitor is actually and materially prejudiced by reason of such failure, and will not relieve such Indemnitor from any other obligation that it may have to an Indemnitee other than under this Section 9. If the Indemnitor does not notify the Indemnitee within 20 days following its receipt of such notice that the Indemnitor disputes its Liability to the Indemnitee hereunder, such claim specified by the Indemnitee in such notice shall be conclusively deemed a Liability of the Indemnitor hereunder and the Indemnitor shall pay the amount of such Liability to the Indemnitee on demand.

(h)                If the Indemnitor agrees that it has an indemnification obligation under this Section 9, but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnitee, the Indemnitor shall pay such lesser amount promptly to the Indemnitee, without prejudice to or waiver of the Indemnitee’s claim for the difference.

9.5               Source of Recovery. The Indemnitees shall first seek satisfaction of indemnification claims made under this Section 9 from the then remaining Escrow Fund pursuant to the Escrow Agreement until the Escrow Shares have been distributed to the Indemnitors or otherwise released to Parent in satisfaction of such claims in accordance with the Escrow Agreement or have been exhausted, and thereafter shall seek such satisfaction (i) from any remaining Non-Escrow Shares then held by such Indemnitor and then (ii) directly from the Indemnitors, in each case subject to the limitations set forth in this Section 9.

9.6               Indemnification as Sole Remedy. Following the Closing, except as set forth in Section 1.8(b) (Post-Closing Adjustment), Section 5.6(j)(i) (Registration Statement Indemnification), Section 5.8 (Tax Matters), and Section 11.10 (Remedies; Specific Performance) the indemnification provided for in this Section 9 shall be the sole and exclusive remedy and recourse for any breach of this Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, (a) in the case of fraud, the Indemnitees, as applicable, shall have all remedies available under this Agreement or otherwise at Law without giving effect to any of the limitations or waivers contained herein, and (b) nothing herein shall limit any party’s right to seek and obtain equitable remedies with respect to any covenant or agreement contained in this Agreement or any Ancillary Agreement.

9.7               Investigation. Notwithstanding anything to the contrary contained herein, if the transactions contemplated hereby are consummated, the Indemnitees expressly reserve the right to seek indemnity or other remedy for any Damages arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding (a) any investigation by, disclosure to or knowledge of Parent or any of its Affiliates or the directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of Parent or any of its Affiliates in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof or (b) Parent’s waiver of any condition to the Closing or participation in the Closing.

9.8                Disclosure Schedule. For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

9.9                Set-Off. Parent shall be entitled to set-off any amount or right it may be entitled to pursuant to this Agreement against any amount, right or obligations owed to any Stockholder under this Agreement.

9.10             Characterization of Indemnification Payments. Parent and the Stockholders agree to treat any payment made under this Section 9 as an adjustment to the Adjusted Merger Consideration for all applicable Tax purposes, unless otherwise required by a “determination” as defined in Code Section 1313.

9.11              Materiality Qualifiers. Notwithstanding anything to the contrary contained herein, for purposes of determining (a) whether a breach of a representation or warranty exists for purposes of this Agreement or any certificate delivered pursuant to this Agreement, and (b) the amount of Damages arising from such a breach for which the Indemnitees are entitled to indemnification under this Agreement, each such representation and warranty shall be read without giving effect to any qualification that is based on materiality, including the words “material,” “Material Adverse Effect,” “in any material respect” and other uses of the word “material” or words of similar meaning (and shall be treated as if such words were deleted from such representation or warranty).

9.12              Damage to Parent. The parties acknowledge and agree that if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant, agreement, or obligation of the Company or any Stockholder, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

9.13              No Contribution. Each of the Indemnitors waives, and acknowledges and agrees that such Indemnitor shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Sub or the Company in connection with any indemnification obligation or any other liability to which such Indemnitor may become subject under or in connection with this Agreement or any other agreement or document delivered or made available to Parent in connection with the consummation of the transactions contemplated by this Agreement.

10.	Stockholders’ Representative.

10.1             Appointment of Stockholders’ Representative. By approving this Agreement and the consummation of the transactions contemplated hereby, and/or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Stockholder shall be deemed to have irrevocably approved the appointment and designation of, and hereby appoints and designates the Stockholders’ Representative as its true and lawful exclusive representative, proxy, attorney-in-fact, and agent with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient, or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder and the Escrow Agreement, including (i) to take all action necessary to consummate the transactions contemplated by this Agreement, or the defense and/or settlement of any claims for which the Stockholders may be required to indemnify Parent or any other Indemnitee pursuant to Section 9, (ii) to give and receive all notices and communications pursuant to this Agreement and the Escrow Agreement and accepting service of process, (iii) giving or agreeing to, on behalf of all the Stockholders any and all consents, waivers and amendments deemed by the Stockholders’ Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the Escrow Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith, (iv) receiving payments or distributions under or pursuant to this Agreement and the Escrow Agreement and making disbursements thereof to the Stockholders, as contemplated by this Agreement and the Escrow Agreement, and (v) with respect to any indemnification claims and all other matters arising under this Agreement and the Escrow Agreement, (A) disputing or refraining from disputing, on behalf of each Stockholder relative to any amounts to be received by the Stockholders under this Agreement or any agreements contemplated hereby, or any claim made by Parent under this Agreement or the Escrow Agreement, (B) negotiating and compromising, on behalf of each Stockholder any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or the Escrow Agreement, and (C) executing, on behalf of each Stockholder any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Stockholder on the one hand and the Stockholders’ Representative on the other hand, provided that, in each case, the Stockholders’ Representative shall not take any action adverse to any Stockholder unless such action is also taken proportionately with respect to the others.

(a)                All decisions and actions by the Stockholders’ Representative, including without limitation (i) any agreement between the Stockholders’ Representative and Parent relating to the defense or settlement of any claims for which the Indemnitors may be required to indemnify Parent pursuant to Section 9 and (ii) any agreement between the Stockholders’ Representative and Parent relating to the determination of Parent’s payment obligations under Section 1.9 or any other matter relating to Section 1, shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(b)                The Stockholders’ Representative shall not have any liability to any Stockholder for any act done or omitted pursuant to this Agreement as the Stockholders’ Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall severally indemnify the Stockholders’ Representative and hold the Stockholders’ Representative harmless against any loss, liability or expense (collectively, the “Representative Expenses”) incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of the Stockholders’ Representative’s duties under this Agreement or the Escrow Agreement Such Representative Expenses may be recovered first, from the Stockholders’ Representative Reserve Fund, second, from any distribution of the Escrow Shares otherwise distributable to the Stockholders, and third, directly from the Stockholders.

(c)                Upon the resignation, death, retirement, or disability of the Stockholders’ Representative or in the event that the person or entity serving as the Stockholders’ Representative files for bankruptcy protection or otherwise becomes unable to serve as a representative of the Stockholders, the Stockholders who held a majority of the Company Capital Stock (measured as of immediately prior to the Effective Time without giving effect to the Merger or the consequences of this Agreement) (the “Required Majority”), acting severally and not jointly and severally, shall within 30 days after such resignation, death, retirement or disability, appoint a successor Stockholders’ Representative to fill such vacancy and provide written notice of such successor Stockholders’ Representative nominee to Parent; provided, however, that in the event a successor Stockholders’ representative is not so appointed within such 30 day period, then the Required Majority shall act as the Stockholders’ Representative. Such nominee successor shall become the Stockholders’ Representative for all purposes under this Agreement and the Escrow Agreement upon such successor Stockholders’ Representative nominee’s written agreement to be bound by the terms of this Agreement and any other Ancillary Agreement to which the predecessor Stockholders’ Representative was bound as the Stockholders’ Representative; and provided, further, that until such nominee becomes the Stockholders’ Representative, Parent shall be entitled to rely upon the decisions, actions, consents and instructions of the prior Stockholders’ Representative.

10.2           Agreements of Stockholders. By approving this Agreement and the consummation of the transactions contemplated hereby, and/or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Stockholder agrees, in addition to the foregoing, that:

(a)                Parent shall be entitled to rely conclusively on the instructions and decisions of the Stockholders’ Representative as to (i) the settlement of any claims for indemnification by Parent pursuant to Section 9, (ii) actions taken in respect of indemnification claims, and (iii) any other actions required or permitted to be taken by the Stockholders’ Representative under this Agreement, and no Stockholder shall have any cause of action against Parent for any action taken by Parent in reliance upon the instructions or decisions of the Stockholders’ Representative;

(b)                neither Parent nor the Surviving Corporation shall be liable for any act or omission of the Stockholders’ Representative in its capacity as the Stockholders’ Representative;

(c)                all actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon the Company and all of the Stockholders and no Stockholder shall have any cause of action against the Stockholders’ Representative for any action taken, decision made or instruction given by the Stockholders’ Representative under this Agreement except for fraud or willful misconduct by the Stockholders’ Representative in connection with the matters described in this Section 10;

(d)                the provisions of this Section 10 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated by this Agreement;

(e)                the provisions of this Section 10 shall be binding upon the executors, heirs, legal Representatives, personal Representatives, successor trustees and successors of each Stockholder, and any reference in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the rights of the Stockholders under this Agreement, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise; and

(f)                 notice to the Stockholders’ Representative, delivered in the manner provided in Section 11.4, shall be deemed notice to all Stockholders for all purposes hereunder.

10.3           Stockholders’ Representative Fee; Stockholders’ Reserve Fund. The Stockholders’ Representative is entitled to a fee of $25,000 for his services as Stockholders’ Representative and is authorized to pay such fee directly from the Stockholders’ Representative Reserve Fund. The balance of the Stockholders’ Representative Reserve Fund shall be held by the Stockholders’ Representative as agent and for the benefit of the Stockholders in a segregated client account and shall be used for the purposes of paying directly, or reimbursing the Stockholders’ Representative for, any Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Stockholders’ Representative letter agreement. The Stockholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Stockholders’ Representative Reserve Fund other than as a result of its gross negligence or willful misconduct. The Stockholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Stockholders’ Representative Reserve Fund, and has no income distribution obligations hereunder.

11.	Miscellaneous Provisions

11.1           Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.2           Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement; provided, however, that the Stockholders shall be responsible for all Transaction Expenses.

11.3           Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.4           Notices. Any notice or other communication made pursuant to, or required or permitted to be delivered to any party under, this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the third (3rd) business day after being sent; (c) as of the date when transmitted by electronic mail; and (d) if sent by overnight delivery via a national courier service, one (1) business day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Sorrento Therapeutics, Inc.

4955 Directors Place

San Diego, CA 92121

Attention: Henry Ji

Email: [...***...]

with a mandatory copy to (which copy shall not constitute notice):

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
Attention: Jeffrey T. Hartlin, Esq.
Email: [...***...]

if to the Company:

SmartPharm Therapeutics, Inc.

Ipsen Innovation Center Biolabs c/o SmartPharm

650 E. Kendall Street 2nd Floor

Cambridge MA 02142
Attention: Jose Trevejo, CEO
Email: [...***...]

with a mandatory copy to (which copy shall not constitute notice):

Womble Bond Dickinson (US) LLP
271 17th Street NW, Suite 2400
Atlanta, Georgia 30363
Attention: Eric Glidewell, Esq.
Email: [...***...]

if to the Stockholders’ Representative:

John C. Thomas, Jr.
[...***...]

[...***...]
Email: [...***...]

with a mandatory copy to (which copy shall not constitute notice):

Womble Bond Dickinson (US) LLP
271 17th Street NW, Suite 2400
Atlanta, Georgia 30363
Attention: Eric Glidewell, Esq.
Email: [...***...]

11.5           Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.6           Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.7           Counterparts; Exchange by Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.8           Governing Law; Venue.

(a)                Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)                Venue. Except as otherwise provided in this Section 11.8, any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon intentional misrepresentation or fraud) may be brought or otherwise commenced in any state or federal court located in the County of San Diego in the State of California. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego in the State of California (and each appellate court located in the County of San Diego in the State of California) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the County of San Diego in the State of California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the County of San Diego in the State of California, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

11.9           Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the other Indemnitees; and the respective successors and assigns, if any, of the foregoing. Merger Sub may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Affiliate of Parent without obtaining the consent or approval of any other party hereto or of any other Person.

11.10        Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, agreement, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, agreement, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

11.11        Waiver.

(a)                No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)                No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.12        Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

11.13        Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.14        Parties in Interest. Except for the provisions of Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

11.15        Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

11.16        Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section herein.

11.17        Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

11.18        Construction.

(a)                For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)                As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)                The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if.”

(d)                The terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; the term “any” means “any and all”, and the term “or” shall not be exclusive and shall mean “and/or.”

(e)                Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(f)                 The subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

(g)                Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.

(h)                References to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(i)                 When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

(j)                 References to “days” means calendar days unless Business Days are expressly specified, and references to “$” mean U.S. dollars.

(k)                Any drafts of this Agreement or any Ancillary Agreement circulated by or among the parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Ancillary Agreement, and each of the parties agrees that no party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding among any of the foregoing or for any other purpose.

(l)                 The parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements; in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any Ancillary Agreement and the language used in it will be deemed to be the language chosen by the parties to express their mutual intent.

[Remainder of Page Intentionally Left Blank]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

PARENT:

Sorrento Therapeutics, Inc.,
a Delaware corporation

/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: President and Chief Executive Officer

MERGER SUB:

SP Merger Sub, Inc.,
a Delaware corporation

/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: President

THE COMPANY:

SmartPharm Therapeutics, Inc.,
a Delaware corporation

/s/ Jose Trevejo
Name: Jose Trevejo
Title: Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE:

/s/ John C. Thomas, Jr.
John C. Thomas, Jr.,
solely in his capacity as Stockholders’ Representative

[Signature Page to Agreement and Plan of Merger]

Exhibits Index

Exhibit A	Certain Definitions

Exhibit B	Form of Joinder Agreement

Exhibit C	Form of Non-Competition Agreement

Exhibit D	Form of General Release

Exhibit E	Form of Written Consent

Exhibit F	Form of Certificate of Merger

Exhibit G	Form of Escrow Agreement

Exhibit H	Form of Lock-up Agreement

Exhibit I	Form of Selling Stockholder Questionnaire

Exhibit J	Example Statement of Net Working Capital

Schedules

Schedule 1	Parties to Non-Competition Agreements and General Releases

Schedule 5.1	Consents

Schedule 5.4	Offered Employees

Schedule 6.5	Required Consents

Schedule 6.6(l)	Terminated Arrangements

Schedule 9.2(i)	Specified Indemnities

Exhibit A

Certain Definitions

For purposes of this Agreement (including this Exhibit A):

“280G Approval” shall have the meaning set forth in Section 4.6 of this Agreement.

“401(k) Plan” shall have the meaning set forth in Section 5.4(b) of this Agreement.

“Accountant” shall have the meaning set forth in Section 1.8(b)(iii) of the Agreement.

“Accredited Investor” shall mean a holder of Company Capital Stock as of immediately prior to the Effective Time that is an “accredited investor” as defined by Rule 501(a) of Regulation D under the Securities Act.

“Acquired Companies” shall mean the Company and the Acquired Subsidiary.

“Acquired Subsidiary” shall mean Alhambra Bio, Inc., a Delaware corporation and wholly owned subsidiary of the Company.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a)                the sale, license or disposition of all or any portion of any of the Acquired Companies’ business or assets;

(b)                the issuance, disposition or acquisition of: (i) any capital stock or other security of any of the Acquired Companies; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of any of the Acquired Companies; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of any of the Acquired Companies;

(c)                any merger, consolidation, business combination, reorganization or similar transaction involving any of the Acquired Companies.

“Adjusted Merger Consideration” shall have the meaning set forth in Section 1.8(b)(iv)(4) of the Agreement.

“Affiliate” shall mean, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, limited partner, member, officer, director or manager of such Person and any venture capital or private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controls,” “controlled by,” or “under common control with” means the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise).

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under any Income Tax Law).

“Aggregate Available Parent Common Stock” shall have the meaning set forth in Section 1.5(e) of the Agreement.

“Aggregate Common Stock Participation Consideration” shall have the meaning set forth in Section 1.5(e) of the Agreement.

“Aggregate Common Stock Participation” shall have the meaning set forth in Section 1.5(e) of the Agreement.

“Aggregate Preferred Stock Preference Consideration” shall have the meaning set forth in Section 1.5(e) of the Agreement.

“Aggregate Preferred Stock Preference” shall have the meaning set forth in Section 1.5(e) of the Agreement.

“Agreement” shall mean this Agreement and Plan of Merger to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 11.12.

“AJCA” shall have the meaning set forth in Section 2.16(q) of the Agreement.

“Ancillary Agreements” means the Escrow Agreement and the Stockholder Related Agreements.

“Balance Sheet” shall have the meaning set forth in Section 2.6 of this Agreement.

“Balance Sheet Date” shall have the meaning set forth in Section 2.6 of this Agreement.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Base Consideration” shall have the meaning set forth in Section 1.5(e) of the Agreement.

“Basket” shall have the meaning set forth in Section 9.3(a) of the Agreement.

“Business Day” shall mean a weekday on which banks are open for general banking business in San Diego, California.

“Calculation Time” means 11:59 p.m., Pacific Time, on the day immediately prior to the Closing Date.

“Cancelled Shares” shall have the meaning set forth in Section 1.5 of this Agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” shall mean the cash and cash equivalents of the Acquired Companies unrestricted and readily available at no cost, calculated in accordance with GAAP, less any amount advanced by Parent or its Affiliates to the Acquired Companies in connection with the transactions contemplated under this Agreement.

“Certificate of Merger” shall have the meaning set forth in Section 1.3 of this Agreement.

“Certified Closing Report” shall have the meaning set forth in Section 1.8(a) of this Agreement.

“Closing” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing Date Cash” means the Cash other than (a) Cash held outside the U.S. that would be subject to taxation or limitation in the event such Cash is transferred into the U.S. and (b) Cash restricted from use except for a contractually specified purpose or used as collateral for, or otherwise to provide credit support for, any liabilities of any Person under any letter of credit or other Contract, in each case of the Company as of the Calculation Time and determined in accordance with GAAP using, to the extent in accordance with GAAP, the same accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the determination of the current assets or current liabilities, as applicable, in the preparation of the Certified Closing Report.

“Closing Date Indebtedness” means the aggregate unpaid principal amount of, and accrued and unpaid interest on, the outstanding Indebtedness for borrowed money of the Company as of immediately prior to the Closing (excluding the PPP Loan Amount). Notwithstanding the foregoing definition or anything to the contrary in this Agreement, if the amount of Indebtedness of the Company is reduced at any time after the Calculation Time but prior to as of immediately prior to the Closing, the amount of such reduction to the Indebtedness of the Company shall be deemed to still be outstanding as of immediately prior to the Closing for purposes of calculating the amount of Closing Date Indebtedness and determining the Adjusted Merger Consideration under this Agreement and any adjustments thereto.

“Closing Merger Consideration” shall have the meaning set forth in Section 1.8(a) of this Agreement.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Capital Stock” shall mean, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Closing Certificate” shall have the meaning set forth in Section 6.6(a) of this Agreement.

“Company Common Stock” shall mean the common stock, $0.00001 par value per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any of its assets is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

“Company Database” shall have the meaning set forth in Section 2.29(b) of this Agreement.

“Company Disclosure Schedule” shall mean the schedule delivered to Parent on behalf of the Company and prepared in accordance with Section 11.16 of this Agreement.

“Company Employee” shall mean any current or former employee, independent contractor or director of any of the Acquired Companies or any affiliate controlled by any of the Acquired Companies.

“Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between an Acquired Company and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the Company or any Acquired Company to make any payments or provide any benefits in connection with such termination.

“Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits (other than immaterial fringe benefits) or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by any Acquired Company for the benefit of any Company Employee, or with respect to which any Acquired Company has or may reasonably be expected to have any liability or obligation, excluding any Company Employee Agreement.

“Company Equity” shall have the meaning set forth in Section 2.5(a) of this Agreement.

“Company Financial Statements” shall have the meaning set forth in Section 2.6(a) of this Agreement.

“Company IP” shall mean all Intellectual Property and Intellectual Property Rights in which any of the Acquired Companies has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company IP Contract” shall mean any Contract to which any of the Acquired Companies is or was a party or by which any of the Acquired Companies is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for any of the Acquired Companies (other than “shrink wrap,” “click through” or similar license agreements accompanying widely available computer software that have not been modified or customized for any of the Acquired Companies).

“Company Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, a “Company Effect”) that (considered together with all other Company Effects) is, or would reasonably be expected to be or to become, materially adverse to: (a) the business, financial condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations or financial performance of the Acquired Companies taken as a whole; or (b) the ability of the Acquired Companies to perform any of its covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement; provided, however, that the foregoing clause “(a)” shall not include any Company Effect occurring after the date of this Agreement and resulting from any of the following (either alone or in combination) and no such Company Effect occurring after the date of this Agreement and resulting from any of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in general economic, business, financial, technological or regulatory conditions or changes in securities or credit markets in general to the extent not having a disproportionate effect (relative to other participants in the Acquired Companies’ industries) on the Acquired Companies; (ii) general changes in the industries in which the Acquired Companies operate that do not disproportionately and adversely affect the Acquired Companies as compared to other entities operating in such industries; (iii) acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof, natural disasters, weather conditions, explosions or fires or other force majeure events in any country or region in the world, except to the extent disproportionately affecting the Acquired Companies compared to other entities operating in such industries; (iv) any adverse effect arising from or otherwise related to changes in Laws or changes in GAAP, including applicable accounting regulations or principles or interpretations thereof, in each case to the extent not having a disproportionate effect (relative to other participants in the Acquired Companies’ industries) on the Acquired Companies; (v) any action requested in writing by Parent to be taken or any action prohibited from being taken in writing by Parent after the date of this Agreement; and (vi) any adverse effect arising from or otherwise related to the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, including the impact thereof on relationships of the Acquired Companies, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators.

“Company Preferred Stock” means the shares of Series A Preferred Stock, par value $0.00001, of the Company.

“Company Preferred Stock Preference Rate” shall have the meaning set forth in Section 1.5(e) of the Agreement.

“Company Products” shall mean all products under development at any time by any of the Acquired Companies and all products produced, manufactured, marketed or distributed at any time by ant of the Acquired Companies.

“Company Related Party” shall mean: (a) each stockholder who holds more than 1% of the Company; (b) each individual who is, or who has at any time since incorporation been, an officer or director of any of the Acquired Companies; (c) each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded Entity shall not be deemed to be an interest in such Entity.

“Company Returns” shall have the meaning set forth in Section 2.16(a) of this Agreement.

“Company Stock Certificate” shall have the meaning set forth in Section 1.7 of this Agreement.

“Company Tax Return” shall have the meaning set forth in Section 5.8(b) of the Agreement.

“Company Taxes” means any Taxes: (a) imposed on any Stockholder for any taxable period, (b) imposed on or with respect to any Acquired Company or its assets or operations for any Pre-Closing Tax Period, (c) imposed in connection with the transactions contemplated by this Agreement (but in the case of any Transfer Taxes, only to the extent for which the Stockholders’ Representative is liable (on behalf of the Stockholders) pursuant to Section 5.8(e) hereof, (d) of any Person other than any Acquired Company imposed on any Acquired Company as a result of being a member of any Affiliated Group on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign Law, (e) imposed on Parent as a transferee or successor of any Stockholder, or (f) of any Person for which any Acquired Company becomes liable as a transferee or successor, by Contract (including any Tax sharing, Tax indemnity, or Tax allocation agreement or any other express or implied agreement to indemnify any other Person for Taxes), pursuant to any law, or otherwise, to the extent such Taxes relate to an event or transaction occurring on or before the Closing Date; provided, however, that Company Taxes shall not include any Tax to the extent taken into account as a liability in determining Net Working Capital, Indebtedness, or Transaction Expenses (each, as finally determined) but only to the extent of the amount taken into account therein.

“Confidential Information” shall mean any data or information concerning the Acquired Companies (including trade secrets), without regard to form, regarding (for example and including) (a) business process models, (b) proprietary software, (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, contracts, suppliers, customers, and customer lists, (d) the identity, skills and compensation of employees, contractors, and consultants, (e) specialized training, or (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Acquired Companies or a Stockholder of any covenant or obligation set forth in this Agreement.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Damages” means any and all Liabilities, losses, damages, judgments, awards, settlements, royalties, interest, penalties, fines, Taxes, demands, Legal Proceedings, claims, deficiencies, costs and expenses of any kind (including reasonable fees and expenses of attorneys, accountants and other experts paid in connection with the investigation or defense of any of the foregoing or any Legal Proceeding relating to any of the foregoing), provided, however, that “Damages” shall not include any Damages based on, or calculated using, a change in Parent’s stock price, or exemplary or punitive damages (except to the extent awarded by a non-appealable Order of a court of competent jurisdiction in any third party proceeding).

“DGCL” shall have the meaning set forth in the recitals of this Agreement.

“Dissenting Shares” shall have the meaning set forth in Section 1.14(a) of this Agreement.

“Downward Adjustment Amount” shall have the meaning set forth in Section 1.8(b)(v) of the Agreement.

“Effective Time” shall have the meaning set forth in Section 1.3 of this Agreement.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, license, option, right of first refusal, encumbrance, claim or restriction of any nature.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall have the meaning set forth in Section 1.11(a) of this Agreement.

“Escrow Agreement” shall have the meaning set forth in Section 1.11(a) of this Agreement.

“Escrow Fund” shall have the meaning set forth in Section 1.11(a) of this Agreement.

“Escrow Period” shall have the meaning set forth in Section 1.11(a) of this Agreement.

“Escrow Share Percentage” shall mean the quotient obtained by dividing (a) the number of Escrow Shares by (b) the Aggregate Available Parent Common Stock.

“Escrow Shares” means the Indemnity Escrow Shares and the PPP Escrow Shares.

“Estimated Closing Date Indebtedness” shall have the meaning set forth in Section 1.8(a)(i)(3) of the Agreement.

“Estimated Closing Date Transaction Expenses” shall have the meaning set forth in Section 1.8(a)(i)(4) of the Agreement.

“Estimated Net Working Capital” means the Net Working Capital as set forth in the Certified Closing Report.

“Example Statement of Net Working Capital” means the statement of Net Working Capital attached hereto as Exhibit J.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expiration Date” shall have the meaning set forth in Section 8.1(b) of this Agreement.

“FDA” shall mean the United States Food and Drug Administration.

“Floating Preferred Stock Preference Rate” shall have the meaning set forth in Section 1.5(e) of the Agreement.

“Form S-3” has the meaning specified in Section 5.6(a)(i).

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

“General Cap” shall have the meaning set forth in Section 9.3(b) of the Agreement.

“General Releases” shall have the meaning set forth in the recitals of this Agreement.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Governmental Patent Authority” shall have the meaning set forth in Section 2.12(b)(iii) of this Agreement.

“Income Tax” means any Tax (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Income Tax Liability” means, with respect to any jurisdiction, an amount equal to the liability for Income Taxes of the Acquired Companies unpaid as of the Closing Date that are first due after the Closing Date with respect to such jurisdiction computed for each Pre-Closing Tax Period.

“Income Tax Liability Accrual” means an amount equal to the sum of (i) an amount (which amount shall not be less than zero for any taxpayer in any jurisdiction for any taxable period or portion thereof) equal to the sum of the Income Tax Liability separately calculated for (a) each jurisdiction in which any Acquired Company filed an Income Tax Return for the last Tax year for which an Income Tax Return was due in such jurisdiction (taking into account any applicable extensions) and (b) each jurisdiction in which any Acquired Company commenced activities after the end of such Tax year.

“Income Tax Return” means a Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Tax or the administration of any laws, regulations or administrative requirements relating to any such Tax.

“Indebtedness” shall mean, without duplication, the aggregate of the following: (a) all obligations for borrowed money (including the current portion thereof and all sums due on early termination and repayment or redemption calculated to the Closing Date), whether or not contingent, or issued or incurred in substitution or exchange for any such liability for borrowed money, or extensions of credit (including under credit cards, bank overdrafts and advances), (b) all obligations evidenced by bonds, debentures, notes or other similar instruments (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business consistent with past practice, (d) all obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases in respect of which any of the Acquired Companies is liable as a lessee; (e) all obligations of others secured by a Encumbrance on any asset of any of the Acquired Companies (including accounts and contract rights), whether or not such obligations are assumed, (f) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations; all obligations under which any of the Acquired Companies has agreed (contingently or otherwise) to purchase or otherwise acquire the liability of any other Person or in respect of which any of the Acquired Companies has otherwise assured a creditor against loss, (g) all obligations in respect of bankers’ acceptances, note purchases or similar facilities and under reverse repurchase agreements, (h) all obligations in respect of futures contracts, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date), (i) the amount of any termination payments in connection with the payment in full of any obligations, including employment terminations under Section 5.4, (j) accrued employment obligations, including without limitation, accrued salary, accrued vacation and accrued bonuses, and any Taxes payable by any Acquired Company in connection with or as a result of the payment of such obligations, (k) deferred revenue, (l) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (m) all obligations to purchase, redeem, retire or otherwise acquire for value any ownership interests or capital stock of the Company or any rights to acquire any ownership interests or capital stock of the Company, valued, in the case of redeemable ownership interests or capital stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (n) the Income Tax Liability Accrual, (o) any “applicable employment taxes” (as defined in Section 2302 of the CARES Act) unpaid as of the Closing Date that would have been due on or before the Closing Date but for Section 2302(a)(1) of the CARES Act, and (p) any obligations under any interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, collar, floor, option, forward or other hedging agreement or derivative contract, net of any obligations to any of the Acquired Companies thereunder. For purposes of this Agreement, “Indebtedness” includes (i) any and all accrued interest, fees, change of control payments, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the repayment of any Indebtedness, and (ii) any and all amounts of the nature described in clauses “(a)” through “(m)” above owed by any of the Acquired Companies to any of its Affiliates, including any of the Stockholders. For the avoidance of doubt “Indebtedness” shall not include any item that would otherwise constitute “Indebtedness” that is included in the calculation of Transaction Expenses or in Net Working Capital.

“Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including Merger Sub and, following the Merger, the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Indemnitors shall not be deemed to be “Indemnitees.”

“Indemnitors” shall have the meaning set forth in Section 9.2 of this Agreement.

“Indemnity Escrow Shares” means the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the quotient obtained by dividing (a) the product of (i) the Base Consideration multiplied by (ii) ten percent (10%), by (b) the Parent Stock Price.

“Intellectual Property” shall mean sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, databases, data collections, diagrams, utility models, formulae, designs, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies, summaries or other documentation).

“Intended Tax Treatment” shall have the meaning set forth in Section 5.8(a) of the Agreement.

“Interim Balance Sheet” shall have the meaning set forth in Section 2.6(a) of the Agreement.

“Interim Balance Sheet Date” shall have the meaning set forth in Section 2.6(a) of the Agreement.

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights, rights in know-how, and rights in data and databases; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property, including without limitations, design rights, domain name rights, and rights to social media accounts; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

“Invoices” shall mean any invoices from the applicable third parties listed on the Certified Closing Report to whom Transaction Expenses are owed, confirming the amounts due.

“Joinder Agreement” shall have the meaning set forth in the recitals of this Agreement.

An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual would have known such fact or other matter after reasonable inquiry under the circumstances. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or director of any of the Acquired Companies has Knowledge of such fact or other matter. Parent shall be deemed to have “Knowledge” a particular fact or other matter if any executive officer or director of Parent or Merger Sub has Knowledge of such fact or other matter.

“Law” shall mean any action, suit, litigation, arbitration, Order, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Leased Real Property” shall have the meaning set forth in Section 2.11(b) of this Agreement.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Liquidation Preference” shall have the meaning set forth in Section 1.5(e) of the Agreement.

“Lock-up Agreement” has the meaning set forth in Section 6.6(h) of the Agreement.

“Material Contracts” shall have the meaning set forth in Section 2.13(a) of this Agreement.

“Materials of Environmental Concern” shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products, petroleum by-products, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon, infectious, biological or medical waste, including biohazards, radioactive materials and blood-borne pathogens and any other substances that are now or hereafter: (a) listed, classified, regulated or fall within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law, (b) a danger to health, or (c) the subject of regulatory action by any Governmental Body pursuant to any Environmental Law.

“Merger” shall have the meaning set forth in the recitals of this Agreement.

“Merger Sub” shall have the meaning set forth in the preamble of this Agreement.

“Net Working Capital” means the difference, as of the Calculation Time, between (a) those assets that should be reflected as current assets on a consolidated balance sheet of the Company and (b) those liabilities that should be reflected as current liabilities on a consolidated balance sheet of the Company, in each case, (i) prepared in accordance with GAAP using, to the extent in accordance with GAAP, the same accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the determination of the current assets or current liabilities, as applicable, in the preparation of the Company Financial Statements and in a manner consistent with the Example Statement of Net Working Capital (and, for the avoidance of doubt, the dollar amounts set forth in such example are for illustrative purposes only), including the ledger items used therein, and (ii) excluding any assets or liabilities with respect to Cash, Indebtedness or Transaction Expenses.

“Net Working Capital Adjustment Amount” means (a) if the Estimated Net Working Capital is less than the Net Working Capital Target, the amount by which the Estimated Net Working Capital is less than the Net Working Capital Target, expressed as a negative number, or (b) if the Estimated Net Working Capital is greater than the Net Working Capital Target, the amount by which the Estimated Net Working Capital exceeds the Net Working Capital Target, expressed as an absolute number.

“Net Working Capital Target” means $0.00.

“Non-Competition Agreements” shall have the meaning set forth in the recitals of this Agreement.

“Non-Dissenting Stockholder” shall have the meaning set forth in Section 1.10(a)(ii) of this Agreement.

“Non-Escrow Share Percentage” shall mean the quotient obtained by dividing (a) the number of Non-Escrow Shares by (b) the Aggregate Available Parent Common Stock.

“Non-Escrow Shares” shall mean the number of shares of Parent Common Stock equal to (a) the Aggregate Available Parent Common Stock less (b) the Escrow Shares.

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 2.16(q) of the Agreement.

“OFAC” shall have the meaning set forth in Section 2.26 of this Agreement.

“Offered Employees” shall have the meaning set forth in Section 5.4 of the Agreement.

“Order” shall mean any order, writ, injunction, judgment, decree, ruling or award of any arbitrator or any court or other Governmental Body.

“Organizational Documents” means, with respect to any Entity, the constitution, certificate of incorporation, articles of incorporation, by-laws, articles of organization, articles of association, partnership agreement, limited liability company agreement, trust deed, formation agreement, joint venture agreement or other similar organizational documents of such Entity (in each case, as amended through the date of this Agreement).

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Parent Closing Certificate” shall have the meaning set forth in Section 7.4 of this Agreement.

“Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent.

“Parent Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, a “Parent Effect”) that (considered together with all other Parent Effects) is, or would reasonably be expected to be or to become, materially adverse to: (a) the business, financial condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations or financial performance of Parent and its Subsidiaries taken as a whole; or (b) the ability of Parent or Merger Sub to perform any of its material covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement; provided, however, that the foregoing clause “(a)” shall not include any Parent Effect occurring after the date of this Agreement and resulting from any of the following (either alone or in combination) and no such Parent Effect occurring after the date of this Agreement and resulting from any of the following shall be taken into account in determining whether a Parent Material Adverse Effect has occurred: (i) changes in general economic, business, financial, technological or regulatory conditions or changes in securities or credit markets in general to the extent not having a disproportionate effect (relative to other participants in Parent’s industries) on Parent; (ii) general changes in the industries in which Parent operates that do not disproportionately and adversely affect Parent as compared to other entities operating in such industries; (iii) acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof, natural disasters, weather conditions, explosions or fires or other force majeure events in any country or region in the world, except to the extent disproportionately affecting Parent compared to other entities operating in such industries; (iv) any adverse effect arising from or otherwise related to changes in Laws or changes in GAAP, including applicable accounting regulations or principles or interpretations thereof, in each case to the extent not having a disproportionate effect (relative to other participants in Parent’s industries) on Parent; and (v) any action requested in writing by the Company to be taken or any action prohibited from being taken in writing by the Company after the date of this Agreement.

“Parent Stock Price” shall have the meaning set forth in Section 1.5(e) of the Agreement.

“Per Share Price” shall mean, with respect to (a) the Company Common Stock, the Per Share Stock Participation, and (b) the Company Preferred Stock, the Per Share Stock Preference.

“Per Share Stock Participation” shall have the meaning set forth in Section 1.5(e) of the Agreement.

“Per Share Stock Preference” shall have the meaning set forth in Section 1.5(e) of the Agreement.

“Permitted Encumbrance” shall mean any (a) Encumbrance for Taxes (i) not yet due and payable, or (ii) being contested in good faith by appropriate procedures and with respect to which adequate reserves have been established in accordance with GAAP, (b) statutory or common law Encumbrance in favor of carriers, warehousemen, mechanics, materialmen and repairmen, to secure claims for labor, materials or supplies, incurred in the ordinary course of business, (c) in the case of the real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title not interfering in any material respect with the ordinary conduct of the business of the Acquired Companies or materially detracting from the value of the property upon which such Encumbrance exists, and (d) statutory or common law Encumbrances to secure obligations to landlords, lessors or renters under equipment leases or rental agreements entered into in the ordinary course of business.

“Permitted Transferee” shall have the meaning set forth in Section 5.6(a)(ii) of the Agreement.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” shall mean any “personal information” (as defined in the Privacy Laws) about an identifiable individual in the possession, custody or control of the Acquired Companies.

“Post-Closing Statement” shall have the meaning set forth in Section 1.8(b)(i) of the Agreement.

“Potential 280G Payments” shall have the meaning set forth in Section 4.6 of this Agreement.

“PPP Escrow Shares” means the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the quotient obtained by dividing (a) the product of (i) $234,300 (which represents Indebtedness of the Company in respect of the PPP Loan) by (ii) the Parent Stock Price.

“PPP Lender” means Alpine Bank, a Colorado banking corporation.

“PPP Loan” means that certain Promissory Note, dated April 13, 2020 in the aggregate principal amount of $234,300 issued by the Company in favor of the PPP Lender.

“PPP Loan Amount” means $234,300 plus any interest accrued thereon in accordance with the terms of the PPP Loan.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1 of this Agreement.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and the portion of any Straddle Period ending on and including the Closing Date.

“Privacy Laws” shall mean any national, provincial, territorial, state, local or foreign Law now in force or that may in the future come into force governing individual privacy and/or access to Personal Information, or the collection, use, disclosure, access and management of Personal Information, including without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended, the Health Information Technology for Economic and Clinical Health Act, state data breach notification Laws, state social security number protection Laws, the Federal Trade Commission Act, the Financial Services Modernization Act of 1999, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act and state consumer protection Laws.

“Privacy Policy” shall have the meaning set forth in Section 2.29(c) of this Agreement.

“Pro Rata Indemnity Portion” means, at any time (including, for purposes of determining an Stockholder’s obligations with respect to any Damages payable to the Indemnitees pursuant to Section 9 not otherwise recoverable from the Escrow Fund), with respect to each Stockholder, the quotient determined by dividing:

(a) the sum of:

(i) the product of (A) the total number of shares of Company Preferred Stock held by such Stockholder multiplied by (B) the Per Share Stock Preference and (C) the Parent Stock Price, and

(ii) the product of (A) the total number of shares of Company Common Stock held by such Stockholder multiplied by (B) the Per Share Stock Participation and (C) the Parent Stock Price.

by (b) the product of (i) the Aggregate Available Parent Common Stock (or cash paid in lieu thereof) payable to all Stockholders, multiplied by (ii) the Parent Stock Price.

“Pro Rata Percentage” shall mean, with respect to each Stockholder holding (a) Company Common Stock, the quotient obtained by dividing (i) the total number of shares of Company Common Stock held by such Stockholder as of immediately prior to the Effective Time by (ii) the total number of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time; and (b) Company Preferred Stock, the quotient obtained by dividing (i) the total number of shares of Company Preferred Stock held by such Stockholder as of immediately prior to the Effective Time by (ii) the total number of shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time.

“Product Candidate” shall mean all the products previously, currently or that at any time prior to the Effective Time will be under development or research by the Acquired Companies.

“Protest Deadline” shall have the meaning set forth in Section 1.8(b)(ii) of the Agreement.

“Protest Notice” shall have the meaning set forth in Section 1.8(b)(ii) of the Agreement.

“Register”, “registered”, and “registration” shall have the meaning set forth in Section 5.6(a)(iii) of the Agreement.

“Registrable Securities” shall have the meaning set forth in Section 5.6(a)(iv) of the Agreement.

“Registration Expenses” shall have the meaning set forth in Section 5.6(a)(v) of the Agreement.

“Registration Statement” shall have the meaning set forth in Section 5.6(a)(vi) of the Agreement.

“Release” or “Released” shall mean with respect to any Materials of Environmental Concern, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air. For purposes of this Agreement, the term “Release” shall also mean any threatened release.

“Representative Expenses” shall have the meaning set forth in Section 10.1(b) of the Agreement

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Required Majority” shall have the meaning set forth in Section 10.1(c) of the Agreement.

“Required Vote” shall have the meaning set forth in Section 2.10 of this Agreement.

“Restricted Shares” shall have the meaning set forth in Section 2.5(a) of this Agreement.

“Rule 144” shall have the meaning set forth in Section 5.6(a)(vii) of the Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Expenses” shall have the meaning set forth in Section 5.6(a)(viii) of the Agreement.

“Selling Stockholder Questionnaire” shall have the meaning set forth in Section 5.6(h)(i) of the Agreement.

“Specified Representations” shall mean: (a) the representations and warranties set forth in Sections 2.1 (Due Organization; Etc.), 2.2 (Authority; Binding Nature of Agreement), 2.3 (Non-Contravention; Consents), 2.4 (Company Charter and Bylaws; Records), 2.5 (Capitalization, Etc.), 2.9 (Title to Assets), 2.10 (Required Vote), 2.16 (Tax Matters), 2.17 (Employee and Labor Matters; Benefit Plans), 2.18 (Company Employee Plans and Compensation), 2.19 (Environmental Matters), 2.21 (Related Party Transactions), 2.30 (Brokers; Other Service Providers) of this Agreement; and (b) the representations and warranties set forth in the Company Closing Certificate and the Merger Consideration Certificate, but only to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.

“Stockholder Indemnitee” means: (a) each Stockholder; (b) each Stockholder’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.

“Stockholder Related Agreement” any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company or a Stockholder in connection with the transactions contemplated this Agreement, including without limitation the Non-Competition Agreements and Joinder Agreements.

“Stockholders” means the holders of any Company Capital Stock outstanding immediately prior to the Effective Time.

“Stockholders’ Representative” shall have the meaning set forth in the preamble of this Agreement.

“Stockholders’ Representative Reserve Account” means a bank account designated in writing by the Stockholders’ Representative at least two (2) Business Days prior to the Closing Date, for use by the Stockholders’ Representative pursuant to Section 1.10(d).

“Stockholders’ Representative Reserve Fund” means $50,000.

“Stockholders’ Representative Fund Percentage” means the percentage of the Stockholder’s Representative Fund to which each Stockholder is entitled.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Surviving Corporation” shall have the meaning set forth in Section 1.1 of this Agreement.

“Tail Policy” shall have the meaning set forth in Section 5.7 of this Agreement.

“Tax” shall mean (a) any and all taxes including any U.S. federal, state, local, foreign or other taxes, assessments, charges or similar amounts (including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll related taxes, real or personal property taxes, business license taxes, occupation taxes, import duties taxes, registration taxes, utility taxes, environmental taxes, communications taxes, license taxes, social security (or similar) taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, windfall profits taxes, customs duties taxes, unemployment taxes, disability taxes, alternative or add-on minimum taxes, natural resources taxes, entertainment taxes, amusement taxes, composite taxes, healthcare taxes, escheat or unclaimed property taxes (whether or not considered a tax under applicable Law), estimated taxes, and other governmental charges and assessments) of any kind whatsoever, including interest, additions to tax and penalties imposed with respect thereto or imposed in connection with any failure to properly file a Tax Return, in each case whether disputed or not, (b) liability for any such items described in clause (a) that is imposed by reason of being (or ceasing to be) a member of an Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto), and (c) any liability for the payment of any amounts of the type described in clause (a) above of another Person as a result of any transferee, successor, or secondary liability, or any liability assumed by contract, agreement, Law or otherwise.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (including for the avoidance of doubt all Forms 1099, FinCEN Form 114, Form TD F 90-22.1 and any predecessor or successor forms) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Termination Date” shall have the meaning set forth in Section 9.1(a) of this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 9.4 of the Agreement.

“Transaction Expenses” shall mean unless otherwise set forth in this Agreement (a) all of the fees, costs and expenses incurred by any Acquired Company for the benefit of the Acquired Companies or any Stockholder in connection with the transactions contemplated by this Agreement or any Ancillary Agreement or any transaction or series of transactions similar to such transactions, including all fees, costs and expenses payable to attorneys, financial advisors, accountants, consultants or other advisors, (b) all obligations that arise in whole or in part as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement and not as a result of any actions taken by the Company or the Parent after the Closing Date, under any Contract or employee benefit plan in effect before the Closing Date, including all change of control, severance, retention, stock appreciation, phantom stock or similar obligations or any other accelerations of or increases in rights or benefits, and all Taxes that are payable in connection with or as a result of the satisfaction of such obligations or in connection with the cash-out of any Company options or warrants, (c) the Tail Policy, (d) $1,250, which represents 50% of the Escrow Agent’s fees payable at Closing, and (e) $289,120.40 in respect of certain consulting arrangements to be entered into in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 5.8(e) of the Agreement.

“Upward Adjustment Amount” shall have the meaning set forth in Section 1.8(b)(vi) of the Agreement.

“User Data” shall mean any Personal Information or other data or information collected by or on behalf of the Acquired Companies from users of products of the Acquired Companies or of any website or service operated or maintained by the Acquired Companies.

“Waived Benefits” shall have the meaning set forth in Section 4.6 of this Agreement.

“Written Consent” shall have the meaning set forth in the recitals to this Agreement.